Exhibit 10.57

________________________________________________

EQUITY TRANSFER AGREEMENT

______________________________________________

By and Between

KNSN PIPE & PILE COMPANY LIMITED
And
HYSTER-YALE ACQUISITION HOLDING LTD

Regarding

ZHEJIANG MAXIMAL FORKLIFT CO., LTD.

Dated December 6, 2017

TABLE OF CONTENTS
Page No.
ARTICLE I DEFINITIONS1
SECTION 1.1DEFINED TERMS    1
SECTION 1.2    ADDITIONAL DEFINITIONS    9
ARTICLE II THE PARTIES TO THE EQUITY TRANSFER9
SECTION 2.1SELLER    9
SECTION 2.2BUYER    9
ARTICLE III TRANSFER OF EQUITY INTEREST AND PURCHASE PRICE10
SECTION 3.1PURCHASE AND SALE OF EQUITY INTEREST    10
SECTION 3.2PURCHASE PRICE    10
SECTION 3.3PAYMENT OF THE PURCHASE PRICE    10
ARTICLE IV APPROVALS AND REGISTRATION11
SECTION 4.1BOARD RESOLUTION AND SHAREHOLDER RESOLUTION    11
SECTION 4.2WAIVER OF RIGHT OF FIRST REFUSAL; SHAREHOLDERS AGREEMENT    11
SECTION 4.3BOARD OF DIRECTORS    12
SECTION 4.4MOFCOM FILING    12
SECTION 4.5SAIC REGISTRATION    12
SECTION 4.6SAFE REGISTRATION    13
SECTION 4.7OTHER REGISTRATIONS    13
ARTICLE V REPRESENTATIONS AND WARRANTIES13
SECTION 5.1REPRESENTATIONS AND WARRANTIES OF BUYER    13
SECTION 5.2REPRESENTATIONS AND WARRANTIES OF SELLER    14
ARTICLE VI COVENANTS AND POST-SIGNING ARRANGEMENT27
SECTION 6.1COVENANTS FOR THE INTERIM PERIOD    27
SECTION 6.2    THE REMAINING EQUITY INTEREST OF THE TARGET COMPANY    29
SECTION 6.3TRANSFER OF SAMUK    30
SECTION 6.4CARVE-OUT OF SHENZHEN MAXIMAL AND SHANGHAI MAXIMAL    30
SECTION 6.5INTERCOMPANY INDEBTEDNESS    31
SECTION 6.6RELATED AND THIRD PARTY GUARANTEES    31
SECTION 6.7ADOPTION OF COMPLIANCE CONTROL MEASURES    32
SECTION 6.8CERTAIN TAX MATTERS    33
SECTION 6.9EMPLOYMENT CONTRACTS    34
SECTION 6.10RESPONSIBILITIES TO FACILITATE THE CLOSING    34
SECTION 6.11TRANSACTION DOCUMENTS    34
SECTION 6.12LEASED LAND    35
SECTION 6.13EHS COVENANTS    35
SECTION 6.14    SELLER’S LETTER OF GUARANTEE    36
ARTICLE VII CLOSING36
SECTION 7.1CONDITIONS PRECEDENT TO CLOSING    36
SECTION 7.2CLOSING    38

VIII POST-CLOSING UNDERTAKINGS	39
SECTION 8.1ADJUSTMENT TO PURCHASE PRICE    39
SECTION 8.2NON-SOLICITATION    41
SECTION 8.3NON-COMPETITION    42
SECTION 8.4RELEASE OF ESCROW AMOUNT    42
SECTION 8.5ACQUISITION OF HYSTER-YALE SHANGHAI OPERATION    45
ARTICLE IX EXPENSES AND TAX45
SECTION 9.1EXPENSES AND TAX    45

ARTICLE X INDEMNITY AND LIABILITY45
SECTION 10.1INDEMNITY    45
SECTION 10.2DEFENSE AGAINST THIRD-PARTY CLAIMS    48
SECTION 10.3NO WAIVER    48

E XI APPLICABLE LAW AND DISPUTE RESOLUTION	48
SECTION 11.1APPLICABLE LAW    48
SECTION 11.2DISPUTE RESOLUTION    48
ARTICLE XII GENERAL PROVISIONS49
SECTION 12.1EFFECTIVENESS AND TERMINATION    49
SECTION 12.2AMENDMENT AND MODIFICATION OF THIS AGREEMENT    50
SECTION 12.3ASSIGNMENT AND SUCCESSION    50
SECTION 12.4SEVERABILITY    51
SECTION 12.5CONFIDENTIALITY    51
SECTION 12.6LANGUAGE    51
SECTION 12.7ENTIRE AGREEMENT    51
SECTION 12.8COUNTERPARTS    52
SECTION 12.9HEADINGS    52
SECTION 12.10FORCE MAJEURE    52
SECTION 12.11NOTICE    52
LIST OF APPENDICES AND SCHEDULES55

This EQUITY TRANSFER AGREEMENT (this “Agreement”) is entered into as of December 6, 2017 (“Execution Date”) in the People’s Republic of China (“PRC” or “China”) by and between:

(1)
KNSN PIPE & PILE COMPANY LIMITED, a limited liability company incorporated and existing under the laws of the PRC with its legal address at Jiang Jia Village, Lu Shan Street, Fuyang District, Hangzhou City, Zhejiang Province, China (“Seller”); and

(2)
HYSTER-YALE ACQUISITION HOLDING LTD, a corporation incorporated and existing under the laws of England and Wales, with its registered address at Centennial House, Building 4.5, Frimley Business Park, Frimley, Surrey GU16 7SG, UK (“Buyer”).

Seller and Buyer are hereinafter collectively referred to as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, Zhejiang Maximal Forklift Co., Ltd. (the “Target Company”) is a limited liability company incorporated and existing under the laws of PRC, with its legal address at Jiang Jia Village, Lu Shan Street, Fuyang District, Hangzhou City, Zhejiang Province, China;
WHEREAS, Seller owns seventy-five percent (75%) equity interest in the Target Company;
WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all the equity interest owned by Seller in the Target Company on the terms and conditions stipulated in this Agreement;
NOW, THEREFORE, after friendly consultations conducted in accordance with the principles of equality and mutual benefit and in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby have agreed to enter into this Agreement as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms
Unless otherwise provided in this Agreement and the attached appendices, the following terms shall have the following meanings:
“Affiliate” means a corporation, partnership, trust or entity in other forms that directly or indirectly controls, is controlled by, or is under common control with a Party. For purposes of this Agreement, “control” means direct or indirect ownership of more than fifty percent (50%) of the shares, registered capital or voting rights of an entity, or the power to direct the management and decision-making of an entity (including without limitation, the power to appoint or to remove the senior management personnel of such entity), whether by equity ownership or agreement or otherwise.
“Amended AOA” means the amendments (or an amended and restated version) of Articles of Association of the Target Company to be signed by Buyer and Holding Co as soon as practical after the Execution Date and duly approved by the shareholders of the Target Company pursuant to Sections 4.1 and 4.2 herein, substantially in the form attached hereto as Appendix C.
“Anti-Corruption Laws” means, collectively, as amended from time to time (i) the U.S. Foreign Corrupt Practices Act of 1977, and the rules and regulations promulgated thereunder,; (ii) the People’s Republic of China’s anti-corruption laws and regulations including but not limited to the Criminal Law, the Anti-Unfair Competition Law and the Interim Provisions on Banning Commercial Bribery; and (iii) the UK Bribery Act 2010, and the rules and regulations promulgated thereunder; and (iv) all other anti-corruption laws, regulations, rules, orders, decrees, or other directives carrying the force of law applicable to the Target Company or any activities engaged in by the Target Company. For purpose of this Agreement, “Anti-Corruption Laws” referred to under Section 5.2 herein shall not include items (i) and (iii) in this definition (i.e., shall not include the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010), but “Anti-Corruption Laws” referred to in all other sections of this Agreement shall include the entire definition of “Anti-Corruption Laws” above. The Parties agree that when this Agreement describes an obligation to comply with the Anti-Corruption Laws, this shall mean that for purposes of this Agreement, the relevant Person or Party shall comply with all the Anti-Corruption Laws as if all the Anti-Corruption Laws applied directly to the relevant Person or Party. However, the Parties agree that this Agreement shall govern only the rights and obligations between the Parties, and shall not constitute or be construed as a waiver of any valid jurisdictional defence that the Party may otherwise raise when defending against an enforcement action undertaken by a relevant governmental authority.
“Assets” means all the asset of the Target Company, including, without limitation, all of the tangible and intangible assets, Sites and other land, buildings, equipment, and all accounts receivable, inventory and Intellectual Property owned, leased or being used by the Target Company.
“Business Day” means any day that is not a Saturday, Sunday, or statutory holiday of the PRC or US, or any other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong or US.

“Business License Date” shall have the meaning set forth in Section 4.5(a).
“Buyer’s Indemnitees” shall have the meaning set forth in Section 10.1(a).
“Buyer Warranties” shall have the meaning set forth in Section 5.1.
“Books and Records” means all books, records, documents, account books, sales and credit reports, supplier lists, customer lists, distributor lists, manuals, catalogs, brochures, advertising material and the like that are used in the business of the Target Company.
“CAI” shall have the meaning set forth in Section 5.2(m)(iii).
“Carve-Out” shall have the meaning set forth in Section 6.4(a).
“Closing” means the consummation of the Equity Transfer contemplated hereunder in accordance with this Agreement.
“Closing Cash Amounts” shall have the meaning set forth in Section 8.1(a).

“Closing Confirmation” shall have the meaning set forth in Section 7.2(a).
“Closing Date” means the date on which the Closing takes place pursuant to relevant provision of this Agreement, as further defined under Section 7.2(c).
“Closing Debt Amounts” shall have the meaning set forth in Section 8.1(a).
“Closing Working Capital” shall have the meaning set forth in Section 8.1(a).
“Compliance Audit” shall have the meaning set forth in Section 6.7(b).
“Compliance Measures” shall have the meaning set forth in Section 6.7(a).
“Confidential Information” means the terms and conditions of this Agreement, any discussions, presentations, reports, term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all appendices and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties.
“Contract” means, as to any Person, any provision of any security issued by such Person or any oral or written contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound.
“Corporate Changes” shall have the meaning set forth in Section 4.5(a).
“CPs” shall have the meaning set forth in Section 7.1.
“Disclosure Schedules” shall have the meaning set forth in Section 5.2.

“Dispute Notice” shall have the meaning set forth in Section 8.1(c).
“Dispute Resolution Period” shall have the meaning set forth in Section 8.1(c).
“EHS” means environmental, health and safety.
“EHS Permits” shall have the meaning set forth in Section 5.2(m)(iii).
“EIA” shall have the meaning set forth in Section 5.2(m)(iii).
“Employee Liabilities” shall have the meaning set forth in Section 5.2(r)(iii).
“Employment Contract” means the employment contracts to be entered into on or before the Closing Date between the Target Company and each of Jinhong Lu, Barry Su, Liexin Zhu and other individuals as the Parties may agree upon, substantially in the form attached hereto as Appendix D.
“Encumbrance” means any interest of any Person (including, without limitation, any right to acquire, option or right of pre-emption) and any charge, mortgage, title defect, security interest, pledge, lien, assignment, power of sale, or any rental, hire, purchase, conditional sale or other agreement for payment on deferred terms or any other third party right or encumbrance of any nature whatsoever (whether or not perfected) and the term “encumber” shall be construed accordingly.
“Entity Classification Election” shall have the meaning set forth in Section 6.8(c)(i).
“Entity Classification Election Forms” shall have the meaning set forth in Section 6.8(c)(i).
“Environmental Authority” means the PRC Ministry of Environmental Protection or its authorized local division empowered to approve, assess or register the operation of the Target Company and any other relevant matters contemplated hereunder, including but not limited to the local Department of Environmental Impact Assessment and the local Environmental Protection Bureau.
“Environmental Law” means any and all applicable Laws, authorization by any Governmental Authority, or any other requirement of any Governmental Authority relating to (i) environmental matters, (ii) the generation, use, storage, transportation or disposal of Hazardous Substances, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Target Company.
“Equity Interest” shall have the meaning set forth in Section 3.1(a).
“Equity Transfer” shall have the meaning set forth in Section 3.1(a).
“Escrow Agreement” means the three-party escrow agreement signed by Seller, Buyer and a bank prior to the Closing Date in accordance with Section 3.3(b).
“Escrow Account” shall have the meaning set forth in Section 3.3(b).
“Escrow Amount” shall have the meaning set forth in Section 3.3(b).

“Execution Date” means the date on which this Agreement is signed by all Parties as specified on the first page of this Agreement.
“Final Purchase Price” shall have the meaning set forth in Section 8.1(d).
“First Installment” shall have the meaning set forth in Section 3.3(a).
“Force Majeure Event” shall have the meaning set forth in Section 12.10.
“Foreign Exchange Certificate” shall have the meaning set forth in Section 4.6(b).
“Governmental Authority” shall have the meaning set forth in Section 5.2(k)(iii).
“Government Official” shall have the meaning set forth in Section 5.2(k)(iii).
“Hazardous Substances” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any PRC Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” as well as petroleum and all derivatives thereof or synthetic substitutes therefore, and asbestos or asbestos-containing materials.
“HKIAC” shall have the meaning set forth in Section 11.2(b).
“HNTE Qualifications” shall have the meaning set forth in Section 5.2(j)(ii).
“Holding Co” shall have the meaning set forth in Section 6.2(a).
“HYG” means Hyster-Yale Group, the group company and controlling entity of Buyer.
“HY Component Supply Agreement” means the component supply agreement to be agreed on or entered into between HYG (or its designated Affiliate) and the Target Company on or prior to the Closing Date with regard to the supply of components, parts and materials manufactured by HYG or its designated Affiliate to the Target Company.
“Immediate Family Members” means an individual’s spouse, parents, children, parents-in-law, siblings (whether biological or non-biological) and siblings-in law (whether biological or non-biological);
“Indebtedness” means both financial debt and certain non-recurrent liabilities and/or contingencies, including but not limited to (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all capital lease obligations, (d) all indebtedness secured by a lien that is a mortgage, pledge or other security interest that secures a borrowing, (e) all obligations guaranteed by the Target Company, (f) any unsettled intercompany non-trade liability, (g) any capital expenditure commitments, (h) any accruals and provisions in respect of any redundancy plan, (h) contingent liabilities (including but not limited to contingencies related to employee liabilities, potential product claims, litigations, etc.), and (j) all accrued and unpaid interest and pre-payment fees or penalties in respect of the foregoing.

“Independent Acocunting Firm” shall have the meaning set forth in Section 8.1(c).
“Intellectual Property” means, with respect to intellectual property of the Target Company and intellectual property used in connection with the Target Company, any and all (i) patents, all patent rights and all applications therefore and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) goodwill symbolized or represented by the foregoing, customer lists and other proprietary information.
“Interim Period” means the period from the Execution Date until the Closing Date.
“Knowledge” means, with respect to any Person (including but not limited to the Target Company or Seller), (i) the actual knowledge of such Person (in the case of an entity or organization, such Person’s executive officers, directors, senior management and such individuals of the Person’s Affiliates) and (ii) the knowledge as would reasonably be expected to be known by such Person (in the case of an entity or organization, such Person’s executive officers, directors, senior management and such individuals of the Person’s Affiliates), after making such due inquiry as a prudent business person would have made or exercised in the management of his or her business affairs.
“KNSN Receivable” shall have the meaning set forth in Section 6.5(b).
“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.
“Leased Land” shall have the meaning set forth in Section 6.12.
“Licenses” shall have the meaning set forth in Section 5.2(j)(ii).
“Losses” shall have the meaning set forth in Section 10.1(a).
“Maximal Component Supply Agreement” means the component supply agreement to be agreed on or entered into between HYG (or its designated Affiliate) and the Target Company on or prior to the Closing Date with regard to the supply of components, parts and materials manufactured by the Target Company to HYG or its designated Affiliate.
“Maximal Product Supply Agreement” means the Product Supply Agreement to be agreed on or entered into by the Target Company and HYG (or its designated Affiliate) on or prior to the Closing Date with regard to the supply of Maximal-branded products to HYG or its designated Affiliate.
“Material Adverse Change” means, (i) a material damage to, or destruction of, greater than 20% of the manufacturing capacity with respect to the Target Company’s production facilities that has resulted in the material disruption of the Target Company's ability to provide product and services to customers that cannot be cured within thirty (30) days of such event; and (ii) any change related to Material Contract, Intellectual Property or litigation that has a materially adverse effect on the business, assets, liabilities or financial condition of the Target Company and such change has resulted in a loss of more than US$ 125,000, or a series of such changes that have resulted in a loss of more than US$ 600,000.
“Material Contract” shall have the meaning set forth in Section 5.2(i)(i).
“Military” shall have the meaning set forth in Section 5.2(u)(ii).
“MOFCOM” means the PRC Ministry of Commerce or its authorized local division that has the right to review and record the Equity Transfer, this Agreement, and the Amended AOA.
“Mr. Lu” means Jinhong Lu, the majority shareholder of Seller, and the legal representative and Chairman of the Board of the Target Company.
“New Business License” shall have the meaning set forth in Section 4.5(a).
“ODH” shall have the meaning set forth in Section 5.2(m)(iii).
“OEM and Licensing Agreement” means the OEM and Licensing Agreement to be agreed on or entered into by the Target Company and HYG (or its designated Affiliate) on or before the Closing Date with regard to the contract manufacturing and licensing arrangement related to products labeled with HYG marking and made and sold by the Target Company to HYG (or its designated Affiliate) .
“Outside Date” shall have the meaning set forth in Section 12.1(b)(iv).
“Owned Real Properties” shall have the meaning set forth in Section 5.2(q)(i).
“PDP” shall have the meaning set forth in Section 5.2(m)(iii).
“PDR” shall have the meaning set forth in Section 5.2(m)(iii).
“Person” means any individual, corporation, company, partnership, limited partnership, sole proprietorship, association, organization, business, joint venture, firm, trust, estate or any other enterprise, organization or entity, and shall include any Governmental Authority.
“Post-Closing Statement” shall have the meaning set forth in Section 8.1(b).
“Products” shall have the meaning set forth in Section 5.2(t).
“PRC GAAP” shall have the meaning set forth in Section 5.2(d).
“Purchase Price” shall have the meaning set forth in Section 3.2.

“Real Properties” shall have the meaning set forth in Section 5.2(q)(iii).
“Reference Balance Sheet” means the balance sheet of the Target Company dated December 31, 2016, as attached hereto as Appendix A.
“Reference Balance Sheet Date” means December 31, 2016.
“Related and Third Party Guarantees” means all the guarantees granted by the Target Company for the benefit of Seller, Mr. Lu, any Affiliates of Seller or any Affiliates of Mr. Lu, and/or any other individuals and entities related or unrelated to Mr. Lu and Seller (such as Mr. Lu’s personal friends) on or before the Execution Date (which may continue in force after the Execution Date), a list of which is set forth under Schedule 6.6.
“Related Party” means any manager, director, officer, or employee of the Target Company, the Immediate Family Members of the managers, directors and officers of the Target Company, and the Immediate Family Members of Mr. Lu.
“SAFE” means the PRC State Administration of Foreign Exchange or its local branch or division that is empowered to approve the foreign exchange payment of the Purchase Price and register foreign exchange matters related to the Equity Transfer.
“SAFE Approval” shall have the meaning set forth in Section 4.6(a).
“SAIC” means the PRC State Administration for Industry and Commerce or its local branch or division that is empowered to register the Equity Transfer and relevant changes in the Target Company’s status.
“Sample Closing Statement” shall have the meaning set forth in Section 8.1(a).
“Samuk” means Hangzhou Samuk Forklift Co., Ltd.
“Seller’s Designated Account” shall have the meaning set forth in Section 3.3(a).
“Seller’s Guarantee Letter” shall have the meaning set forth in Section 6.14.
“Seller Warranties” shall have the meaning set forth in Section 5.2.
“Shanghai HY” shall have the meaning set forth in Section 8.5.
“Shanghai Maximal” shall have the meaning set forth in Section 6.4(a).
“Shareholders Agreement” means the shareholders agreement to be entered into between Holding Co and Buyer before the Closing Date regarding the management and operation of the Target Company after the Closing, substantially in the form attached hereto as Appendix B.
“Share Charge Deed” shall have the meaning as set forth in Section 6.2(c).
“Shenzhen Maximal” shall have the meaning set forth in Section 6.4(a).

“Sites” means all sites of the Target Company to which the Target Company has title (ownership of buildings or land use right) to or occupies for purposes of its operation since its establishment, a list of which is set forth under Schedule 5.2(q).
“Straddle Period” shall have the meaning set forth in Section 6.8(a).
“Sub” shall have the meaning set forth in Section 6.3.
“Target Company” shall have the meaning ascribed under Recitals.
“Tax” or “Taxes” means all taxes, direct or indirect, levies, fees, duties, contributions, or charges, including but not limited to corporate income tax (“CIT”), individual income tax, withholding tax (of any nature whatsoever), value added tax (“VAT”), sales tax, business tax (“BT”), other transfer taxes, stamp taxes, registration duties, capital tax and other transaction taxes, customs and excise duties, social security contributions (including, without being limited to, all employment related taxes), real estate taxes, deed taxes and environmental taxes payable in accordance with applicable Laws or effective ruling or instruction by any Governmental Authority of PRC, whether national, federal, regional, local, domestic or foreign, including interest, penalties, surcharges or fines and other related charges thereon.
“Technology License Agreement” means the Technology License Agreement to be agreed on or entered into by HYG (or its designated Affiliate) and the Target Company on or before the Closing Date, with regard to the technology license granted by HYG (or its designated Affiliate) to the Target Company.
“Technical Assistance Agreement” means the Technical Assistance and Regulatory Standards Agreement to be agreed on or entered into by HYG (or its designated Affiliate) and the Target Company on or before the Closing Date, with regard to the technology assistance provided by HYG (or its designated Affiliate) to the Target Company.
“The First Escrow Payment" shall have the meaning set forth in Section 3.3(b).
“The Second Escrow Payment" shall have the meaning set forth in Section 3.3(b).
“Third-Party Claim” shall have the meaning set forth in Section 10.2.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Shareholders Agreement, the Amended AOA, the Share Charge Deed, the Employment Contract, the OEM and Licensing Agreement, the Technology License Agreement, the Maximal Product Supply Agreement, the HY Component Supply Agreement, the Maximal Component Supply Agreement, the Technical Assistance Agreement, and any other agreements or documents agreed to and/or executed by all or some of the Parties in connection with the Equity Transfer.
“Undertaking Letter” means the Guaranty and Undertaking Letter signed and delivered by Mr. Lu for the benefit of Buyer to guarantee and ensure the performance of this Agreement and other covenants agreed to by Buyer and Mr. Lu in relation to the Equity Transfer.
“Working Capital Adjustment Amount” shall have the meaning set forth in Section 8.1(a).
Section 1.2    Additional Definitions

Other capitalized terms shall have the meanings set forth in the clauses and articles set forth herein.
ARTICLE II
THE PARTIES TO THE EQUITY TRANSFER
Section 2.1    Seller
The name, legal address and current legal representative of Seller are as follows:
Name:    KNSN Pipe & Pile Company Limited

Address:	Jiang Jia Village, Lu Shan Street, Fuyang District, Hangzhou City, Zhejiang Province, China
Legal Representative:
Name:     Jinhong Lu
Title:     Executive Director and General Manager
Nationality:     Chinese

Section 2.2    Buyer
The name, legal address and current legal representative of Buyer are as follows:
Name:    Hyster-Yale Acquisition Holding Ltd

Address:	Centennial House, Building 4.5, Frimley Business Park, Frimley, Surrey GU16 7SG, UK
Legal Representative:
Name:     Colin Wilson
Title:     Authorized Representative
Nationality: American

ARTICLE III
TRANSFER OF EQUITY INTEREST AND PURCHASE PRICE
Section 3.1    Purchase and Sale of Equity Interest

(a)
Seller agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase, accept and acquire from Seller, seventy-five percent (75%) equity interest in the Target Company (the “Equity Interest”), including all right, title and interest of Seller in the Equity Interest in accordance with the terms and conditions stipulated under this Agreement (the “Equity Transfer”).

(b)
As of the Closing Date, unless otherwise agreed to by the Parties, the transfer of the Equity Interest shall include, among other things, the assignment of all of the voting and economic rights associated with the Equity Interest, any undistributed dividends and any undistributed retained earnings of the Target Company proportionate to the Equity Interest accumulated as of the Closing Date.

Section 3.2    Purchase Price

In consideration of Seller’s transfer of the Equity Interest to Buyer pursuant to this Agreement, Buyer shall pay to Seller a total purchase price for the Equity Interest in USD90,000,000 (the “Purchase Price”). The Purchase Price shall be paid by wire transfer of immediately available funds in US Dollars in the amounts and on the dates specified in Section 3.3. The Purchase Price includes the First Installment and the Escrow Amount provided in Section 3.3 below.
Section 3.3    Payment of the Purchase Price

(a)
On the Closing Date, provided that Buyer has issued the Closing Confirmation pursuant to Section 7.2(a) and the New Business License has been issued to the Target Company, Buyer shall pay ninety percent (90%) of Purchase Price (“First Installment”), i.e., USD81,000,000, to a “Special Foreign Currency Bank Account for Asset Realization” of Seller opened with a PRC bank as provided in Section 4.6(a) (“Seller’s Designated Account”). Seller’s Designated Account shall be opened as a jointly-controlled escrow account whereby no amount in such account can be released to anyone without the instruction signed by both Parties. The First Installment may only be released for the use of repaying KNSN Receivables pursuant to Section 6.5 and removing Related and Third Party Guarantees pursuant to Section 6.6. Provided that (i) the KNSN Receivables are fully repaid, (ii) the Related and Third Party Guarantees are partially removed pursuant to the timeline set forth in Schedule 6.6 so that the total amount of such Guarantees is lowered to or under RMB147,950,000, and (iii) there is no remaining or additional liabilities to the Target Company or Buyer associated with the removed Guarantees, any balance amount in Seller’s Designated Account may be released and wired to another designated account of Seller within ten (10) Business Days after the satisfaction of (i), (ii) and (iii) above.

(b)
On the Closing Date, provided that Buyer has issued the Closing Confirmation pursuant to Section 7.2(a) and the New Business License has been issued to the Target Company, Buyer shall wire ten percent (10%) of the Purchase Price, i.e., USD9,000,000 (the “Escrow Amount”), to an escrow account (“Escrow Account”) opened in Hong Kong pursuant to a three-party escrow agreement (the “Escrow Agreement”) among Buyer, Seller and an escrow agent or bank located in Hong Kong. The Escrow Amount will be released to Seller in two installments in accordance with the terms and conditions of this Agreement: (i) USD 2,700,000 (“The First Escrow Payment”), which is retained in the Escrow Account to secure the performance of those obligations and undertakings set forth under Section 8.4(a) for the first two (2) years after Closing; and (ii) USD 6,300,000 (“The Second Escrow Payment”), which is retained in the Escrow Account to secure the performance of those obligations and undertakings set forth under Section 8.4(b) for the entire three-year period after Closing. The First Escrow Payment shall remain in the Escrow Account for two (2) years after Closing in accordance with Section 8.4(a). The Second Escrow Payment shall remain in the Escrow Account for three (3) years after Closing in accordance with Section 8.4(b). The Escrow Agreement shall specify that none of the Escrow Amount may be released to Seller until and unless both Buyer and Seller have signed a written release instruction to authorize the release in accordance with the Escrow Agreement. Any amount deposited in the Escrow Account will not accrue interest. The Parties agree that any Escrow Amount or the balance after deduction (if applicable) in the Escrow Account will be paid to Seller pursuant to Section 8.4 within one (1) month upon the expiration of the relevant period to determine the payment of Escrow Amount pursuant to Section 8.4.

ARTICLE IV
APPROVALS AND REGISTRATION
Section 4.1    Board Resolution and Shareholder Resolution

(a)	As soon as practical after the Execution Date and no later than the Closing Date, Seller shall,

(i)
cause unanimous board resolutions to be adopted and signed by all directors of the Target Company, and if so required for purpose of filing with MOFCOM and SAIC, cause shareholder resolution to be adopted and signed by all shareholders of the Target Company, to approve, among other matters,

(A)	the Equity Transfer by Seller to Buyer pursuant to this Agreement; and

(B)	the adoption of the Amended AOA;

(ii)
cause the current owner of the remaining twenty-five percent (25%) equity interest in the Target Company to confirm in writing his waiver of the right of first refusal with regard to, and consent to, Seller’s entering into the Equity Transfer pursuant to this Agreement.

Section 4.2    Waiver of Right of First Refusal; Shareholders Agreement
As soon as practical after the Execution Date and no later than the Closing Date, Seller shall cause the 25% shareholder of the Target Company (as consented by HY) to (i) confirm in writing its waiver of the right of first refusal with regard to, and consent to, Seller’s entering into the Equity Transfer with Buyer pursuant to this Agreement; and (ii) enter into the Shareholders Agreement and Amended AOA with Buyer, adopt and sign unanimous shareholder resolutions together with Buyer approving the Equity Transfer and Amended AOA, and deliver signed originals of the aforementioned documents to Buyer.
Section 4.3    Board of Directors

(a)
On or before the Closing Date, Seller shall issue a letter of removal effective as of the Closing Date to remove and/or replace such number of the current directors of the Target Company pursuant to the Amended AOA, and Buyer shall appoint such number of directors to the Target Company on the Closing Date to cause that the board composition of the Target Company comply with the Amended AOA as approved.

(b)
As soon as practical after the Closing Date and no later than the fifteenth (15th) day after the Closing, each of Seller and Buyer shall provide all assistance and support as may be necessary for the Target Company to complete all filings with the appropriate registration authorities (including but not limited to SAIC) and obtain any approvals and certificates required to effectuate the establishment of the new Board of Directors with the respective number of appointees from Seller and Buyer.

Section 4.4    MOFCOM Filing

As soon as practicable following the Execution Date and no later than the Closing Date, provided that the 25% equity interest in the Target Company is owned by a shareholder consented by HY, Seller shall, and shall cause the Target Company to, prepare and submit to MOFCOM all required documents to register the Equity Transfer, the Shareholders Agreement (if needed), the Amended AOA, and other corporate changes of the Target Company as required hereunder. Buyer shall provide necessary assistance for such filing with MOFCOM.
Section 4.5    SAIC Registration

(a)
As soon as practicable following the Execution Date and no later than the Closing Date, subject to Buyer’s issuance of the Closing Confirmation pursuant to Section 7.2(a), Seller shall, and shall cause the Target Company to, with necessary assistance of Buyer as may be required, timely prepare and submit to SAIC all required documents to register the Equity Transfer and the other relevant changes in the corporate records of the Target Company, reflecting, among other things, the Equity Transfer, the change in the company name of the Target Company and the Amended AOA. The completion of such registration with SAIC shall be evidenced by a new business license (the “New Business License”; the date on which the New Business License is issued is herein referred to as the “Business License Date”) and relevant registration records issued by SAIC reflecting, among other things, that (i) Buyer is the seventy-five percent (75%) shareholder of the Target Company, and (ii) the Target Company’s name has been changed to “Hyster-Yale Maximal Materials Handling Co., Ltd.” or another similar name as the Parties agreed to (collectively, the “Corporate Changes”).

(b)
Upon the Closing Date, Buyer shall own legal and beneficial ownership of the Equity Interest. Starting from the Closing Date, Buyer shall be entitled to all the relevant rights and interests, and be bound by all the relevant obligations, as associated with the Equity Interest under applicable Laws and regulations as well as the Amended AOA.

(c)
In order to facilitate the Parties’ control of the progress of Closing, Seller shall timely communicate with Buyer and obtain a prior written consent from Buyer before Seller and/or the Target Company applies for the New Business License.

Section 4.6    SAFE Registration

(a)
As soon as practical after the Execution Date and no later than the Business License Date, Seller shall, with the necessary assistance from Buyer and the Target Company, apply to the competent level of SAFE and/or a bank designated by SAFE for all the approvals and permits (“SAFE Approval”) required for opening Seller’s Designated Accounts in the form of bank accounts permissible for receiving and settling foreign currency payment, pursuant to which Seller would be allowed to receive and settle the Purchase Price as paid in foreign currency into Seller’s Designated Account. Only after the issuance of SAFE Approval and satisfaction of other relevant conditions agreed herein shall Buyer be obligated to pay the First Installment into Seller’s Designated Account pursuant to Section 3.3(a) hereinabove.

(b)	Within five (5) Business Days after the Business License Date, Seller shall, and shall cause the Target Company to, apply to SAFE or its designated bank for registration of the Equity Transfer in the foreign exchange certificate (“Foreign Exchange Certificate”) of the Target Company.

(c)
Within three (3) Business Days after Buyer pays the First Installment to Seller’ Designated Accounts pursuant to Section 3.3(a) herein, to the extent applicable, the Parities shall, and shall cause the Target Company to, apply to SAFE for issuance of the relevant “Certificate of Receipt and Settlement of Foreign Exchange Payment for Equity Transfer” evidencing the full payment of the First Installment.

Section 4.7    Other Registrations
As soon as practical following the Business License Date, the Parties shall, and shall cause the Target Company to, apply to the relevant authorities to complete all other relevant registrations arising from the Equity Transfer, including without limitation, tax, financial, statistics registrations and such other registrations as required under applicable Laws.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1    Representations and Warranties of Buyer
Buyer represents, warrants, and undertakes to Seller that each of the following statements contained in this Section 5.1 (the “Buyer Warranties”) is true and complete in all respects as of the Execution Date, and each of such statements shall be true and complete as of the Closing Date, with the same effect as if made on the Closing Date:

(a)	It is duly organized and validly existing under the Laws of England and Wales and has the requisite legal capacity and authority to enter into this Agreement and perform its obligations hereunder;

(b)
It has obtained all appropriate board and/or shareholder level approvals for entering into and undertaking the transactions contemplated in this Agreement and its execution and performance of this Agreement does not violate any applicable Laws, order, judgment or decree;

(c)
It is not insolvent and no receiver or administrator has been appointed to it or over any part of its assets and no such appointment has been threatened, it is not in liquidation and no proceeding has been brought or threatened for the purpose of winding up Buyer, and there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up Buyer; and

(d)
It has not entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them, and it is able to pay its debts, other than debts or claims the subject of a good faith dispute, and has not stopped or suspended the payment of all or a class of its debts.

Section 5.2    Representations and Warranties of Seller
Subject to those information specifically set forth in the Disclosure Schedules attached to this Agreement (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer that each of the statements contained in this Section 5.2 (collectively, the “Seller Warranties”) is true and complete in all respects as of the Execution Date, and each of such Seller Warranties shall be true and complete on and as of the Closing Date, with the same effect as if made on and as of the Closing Date.

(a)	Information Provided
All information and documents provided by Seller its Affiliates and Related Parties, or its professional advisors and other authorized representatives to Buyer, with regard to Seller, Mr. Lu or the Target Company are true, accurate and complete in any aspect and where applicable, all the documents so provided are true and complete copies of the originals.

(b)	Capacity and Authorization

(i)
Seller is a limited liability company duly incorporated and validly existing under the Laws of PRC, and has the requisite legal capacity and authority to enter into this Agreement and perform its obligations hereunder.

(ii)	The execution and performance by Seller of this Agreement and each of the other Transaction Documents to which Seller is a Party shall not:

(A)
cause any violation of the provisions of the existing Articles of Association of the Target Company or any other similar regulations and documents with respect to the formation and operation of the Target Company; or

(B)	cause any violation of any Laws or any order, ruling or instruction that is imposed on or binding on either Seller or the Target Company by any court or Governmental Authority of the PRC.

(c)	The Equity Interest

(i)	Seller is the sole legal and beneficial owner of the Equity Interest of the Target Company and has full power and capacity to transfer the Equity Interest to Buyer.

(ii)	The Equity Interest is free and clear of all Encumbrances and there is no outstanding claim with regard to such Equity Interest or any agreements to transfer the Equity Interest to any third parties.

(iii)	The total registered capital amount of the Target Company is RMB78,700,000, which has been fully paid in. The Equity Interest constitutes 75% of the registered capital of the Target Company.

(d)	Financial Statements
With regard to the Target Company and the Reference Balance Sheet attached hereto as Appendix A, Seller hereby represents and warrants that the Reference Balance Sheet is true, correct and complete, and has been prepared or recorded in accordance with the Accounting Standards for Business Enterprises issued by the Ministry of Finance of the

PRC and other PRC generally accepted accounting principles and relevant regulations issued by the Ministry of Finance (collectively, “PRC GAAP”) consistently applied.

(e)	Changes
Since the Reference Balance Sheet Date, except as contemplated by this Agreement or otherwise disclosed under Schedule 5.2(e) , there has not been:

(i)	any waiver by Seller or the Target Company of a valuable right or of a material debt in excess of RMB125,000 owed to it with respect to the Target Company or its assets;

(ii)	any incurrence of or commitment to incur any Indebtedness with respect to the Target Company for money borrowed other than in the ordinary course of business;

(iii)	the creation of any Encumbrance with respect to the Target Company or the Assets of the Target Company;

(iv)
any satisfaction or discharge of any Encumbrance or payment of any obligation of the Target Company, except in the ordinary course of business and that is not material to the Assets, financial condition or operation of the Target Company;

(v)	any material change, amendment to or termination of a Material Contract (as defined under Section 5.2(i)(i));

(vi)	any sale, assignment, exclusive license, or transfer of any Intellectual Property used in or necessary to the operation of the Target Company to any third party;

(vii)
any loan or advance to, guarantee for the benefit of, or investment in, any Person (including but not limited to any of the employees, officers or directors, or any members of their immediate families, of Seller or the Target Company), corporation, partnership, joint venture or other entity that would create a liability for the Target Company other than in the ordinary course of business;

(viii)	any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, financial condition or operation of the Target Company resulting in more than RMB125,000;

(ix)	receipt of any notice that there has been a termination of business relationship with, or cancellation of an order with a value of more than RMB125,000 by, any customer of the Target Company;

(x)	any capital expenditures or commitments therefor involving the Target Company that individually or in the aggregate exceeds RMB125,000; or

(xi)	any other event or condition of any character which individually or in the aggregate would incur Material Adverse Change on the assets, financial condition or operation of the Target Company.

(f)	Intellectual Property

(i)
The Target Company owns or otherwise has the right or license to use all Intellectual Property necessary for its operation without any violation or infringement of the rights of others, free and clear of all Encumbrances. Schedule 5.2(f) contains a complete and accurate list of all Intellectual Property owned, licensed to or used by the Target Company, whether registered or not, as well as a complete and accurate list of all licenses granted by the Target Company to any third party with respect to any Intellectual Property.

(ii)
There is no pending or threatened claim or litigation contesting the right to use the Intellectual Property related to the Target Company, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All rights, title, and interest to any material inventions and material know-how conceived by the Target Company as related to the operation of the Target Company, including any applications therefore, have been transferred and assigned to, and are currently owned by, the Target Company. All rights, title, and interest to any inventions and know-how of the employees of the Target Company that (i) resulted from the use of the working time, Company’s materials, information or facilities; or (ii) are relevant to or arising out of the work, assignments or duties entrusted to the Target Company’s employees during the employees’ employment with the Target Company (including inventions and know-how made during the term of employment or within one year of termination or expiry of the employment), including any applications therefore, have been transferred and assigned to, and are currently owned by, the Target Company.

(iii)
No proceedings or claims in which Seller or the Target Company alleges that any person is infringing upon, or otherwise violating, any Intellectual Property rights related to the Target Company are pending, and none has been served, instituted or asserted by Seller or the Target Company.

(g)	Litigation

(i)
There is no action, suit, hearing, arbitration, third-party claim, government enforcement action or investigation, administrative proceeding, or other court or regulatory proceeding in progress, pending, outstanding or threatened in the PRC or any applicable foreign jurisdiction against or affecting Seller, the Target Company or any of their officers, directors or employees with respect to the Target Company, its assets or operation, or the Equity Interest, nor is there a legal basis for any of the foregoing.

(ii)
There is no judgment, decree or order of any court or Governmental Authority, (including Governmental Authorities of any foreign countries with jurisdiction over Seller or the Target Company) in effect and binding on Seller or the Target Company with respect to the Target Company’s operation, assets or personnel.

(iii)
There is no court action, suit, proceeding or investigation with respect to the Target Company, its assets or operation, or the Equity Interest which Seller or the Target Company intends to initiate against any third party.

(h)	Liabilities
Schedule 5.2(h) contains a complete and accurate list of the total amount of the liabilities of the Target Company (actual and contingent, including but not limited to shareholder loans, liabilities incurred as a result of fixed assets investment, liabilities incurred for working capital, intercompany notes and guarantees provided by the Target Company for third parties). Except for (i) such liabilities as listed under Schedule 5.2(h), and (ii) trading or business liabilities incurred in the ordinary course of business, the Target Company has no other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

(i)	Contracts

(i)	For purpose of this Agreement, a “Material Contract” means any of the following Contracts, to which the Target Company is a party:

(A)	any Contract entered into in connection with the transfer or subscription of the Target Company’s equity interest;

(B)	any Contract that obligates the Target Company to pay, after the Reference Balance Sheet Date, an amount in excess of RMB125,000;

(C)	any Contract that has a contract value in excess of RMB125,000 each and a remaining term in excess of one (1) year;

(D)
any Contract on which the Target Company and its operation is substantially dependent or which is otherwise material to the Target Company’s operation (“substantially dependent” or “material” meaning having a potential economic impact of at least RMB125,000) ;

(E)
any loan agreement, indenture, letter of credit, security agreement, mortgage pledge agreement, deed of trust, bond, note, or other agreement relating to the borrowing of money or to the mortgaging, pledging, transferring of a security interest, or otherwise placing an Encumbrance on any part or all of the Assets;

(F)
any Contract involving a guarantee of performance by any Person or involving any agreement to act as guarantor for any Person, or any other Contract to be contingently or secondarily liable for the obligations of any Person;

(G)	any Contract that limits or restricts the ability of the Target Company to compete or otherwise to conduct its operation in any manner or place;

(H)	any joint venture, partnership, alliance or similar Contracts involving a sharing of profits or expenses

(I)
any asset purchase agreement, share/equity purchase agreement or other Contract for acquisition or divestiture of any assets (including, without limitation, any Intellectual Property) by the Target Company for consideration in excess of RMB 125,000 per annum, as listed under Schedule 5.2(i);

(J)
any Contract that grants a power of attorney, agency or similar authority to another Person or entity other than power delegated to an officer of the Target Company for the performance of his/her duties in the ordinary course of business;

(K)
any Contract entered into with or related to any director, senior management or key employee of the Target Company, or any other personnel who assumes a confidentiality obligation towards the Target Company;

(L)	any Contract that contains a right of first refusal; and

(M)
any Contract containing a “change of control” clause which obliges the Target Company or Seller to notify the relevant party or obtain consent from the relevant party in case of a change of control or shareholding in the Target Company, as listed under Schedule 5.2(i).

(ii)
The Material Contracts (as described under (A) through (M) in Section 5.2(i)(i) above) are all valid, in full force and effect, and binding upon the Target Company and the other parties thereto. None of the Material Contracts are oral contracts.

(iii)
The Target Company has satisfied or provided for all of its liabilities and obligations under the Material Contracts requiring performance prior to the date hereof and is not in default under any Material Contract. No condition exists that with notice would constitute a material default. None of Mr. Lu, the Target Company or Seller is aware of any default thereunder by any other party to any Material Contract or any condition existing that with notice would constitute such a default, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, a Material Contract. None of Mr. Lu, the Target Company or Seller has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(iv)
None of the Material Contracts has resulted in or will result in (a) a violation or breach of any provision of the current articles of association of the Target Company, (b) a breach of, or constitute a default under, or result in the creation or imposition of, any Encumbrance pursuant to any Contract to which the Target Company is a party or by which the Target Company or any of their properties is bound, or (c) a breach of any Laws applicable to the Target Company or any of its assets.

(v)	Except as otherwise disclosed under Schedule 5.2(i), none of the Material Contracts as currently in effect contains a “change of control” clause described in Section 5.2(i)(i)(M) above.

(j)	Compliance with Laws

(i)
The Target Company has complied with and is in compliance with all national and local laws, statutes, executive orders, licensing requirements, rules, regulations and judicial and/or administrative decisions and/or ordinances of the

PRC and all applicable foreign jurisdictions that are applicable to its business, the products manufactured, stored, transported and sold by the Target Company, the services provided by the Target Company, the Real Property and assets owned and leased by the Target Company and/or any combination of such activities. None of Mr. Lu, the Target Company or Seller has Knowledge of any pending or threatened prosecution, enforcement action, investigation, administrative, regulatory or similar proceeding by any Governmental Authority with regard to the operations of the Target Company’s businesses.

(ii)
The Target Company is and has been: (a) duly licensed, and possesses the franchises, permits, licenses, approvals and other authorizations (collectively, “Licenses”) from all persons and entities, including all Governmental Authorities under all applicable national, provincial, regional and municipal Laws, that are necessary for the Target Company to engage in its business pursuant to its articles of association and operate its assets in all applicable jurisdictions; and (b) in compliance with all Licenses. All Licenses are valid, in full force and effect and not subject to challenge. Such Licenses include but not limited to the High-and-New-Technology-Enterprise Qualifications (“HNTE Qualifications”) that would entitle the Target Company to relevant tax benefits. In particular, Seller represents and warrants that all HNTE Qualifications of the Target Company obtained before the Closing Date have been, and will be, applied, obtained and used in compliance with all applicable Laws. No condition or fact existed or exists that would cause the previous or current HNTE Qualifications of the Target Company to be canceled, revoked, or penalized by any Governmental Authority, or would cause the Target Company to be required to disgorge benefits it has enjoyed as a result of its previous and existing HNTE Qualifications.

(iii)
All reports, informational returns and updates which the Target Company is required to file under any national, provincial, regional, and municipal law, rule, regulation or order have been filed in a timely manner and all fees relating to the same have been paid. The Target Company has not engaged in any activity that would cause a material change to, revocation of or suspension of any Licenses. No action, proceeding or investigation contemplating the revocation or suspension of any License is pending or threatened, and neither the Target Company nor Seller has Knowledge of any reason why any License would not be renewed. The Equity Transfer as contemplated herein will not affect the validity or enforceability of any Licenses, contracts or other rights and entitlements.

(k)	Compliance with Anti-Corruption Laws and Regulations

(i)
With respect to the operation and management of the Target Company, except as otherwise disclosed by Seller or Mr. Lu to Buyer or its representatives for purpose of this Equity Transfer, the Target Company, and all of its shareholders (including but not limited to Seller), officers, directors, employees, consultants, representatives, agents, distributors, resellers or Affiliates (and any person or entity acting on behalf of any of the foregoing) have complied with Anti-Corruption Laws with respect to (i) the holding of shares in the Target Company and/or (ii) all matters, operations and activities relating to the Target Company directly or indirectly.

(ii)
Specifically, without limiting the foregoing representation, with respect to the operation and management of the Target Company, the Target Company, and all of its shareholders (including but not limited to Seller), officers, directors, employees, consultants, representatives, agents, distributors, resellers or Affiliates (and any person or entity acting on behalf of any of the foregoing) have not, directly, or indirectly:

(A)	made any unlawful payment to foreign or domestic Government Officials or to foreign or domestic political parties or campaigns;

(B)
provided any contribution, gift, donation, grant, bribe, rebate, payoff, influence payment, kickback, travel, lodging, meal, entertainment or other payment, or provided any other benefit or thing of value to any Person, private or public, regardless of whether in tangible or intangible form, and whether in money, property, favors or services:

(1)	to obtain favorable treatment or advantages for the Target Company, or to secure contracts or business,

(2)	to obtain special concessions or pay for special concessions already obtained, or

(3)	in violation of the Anti-Corruption Laws.

(C)	established or maintained any fund or asset used in relation to or for the benefit of the Target Company, that has not been properly recorded in the books or records of the Target Company;

(D)	used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to relationships with a Governmental Authority or a Government Official’s political activity; or

(E)	authorized or tolerated any of the above.

(iii)
For purpose of this Section 5.2(k), “Government Official” means any officeholder, employee or other official (including any immediate family member thereof) of a Governmental Authority, any person acting in an official capacity for a Governmental Authority or any candidate for political office. “Governmental Authority” means in any jurisdiction, any government, any other supranational, national, state, federal, regional, municipal, city, town or local government, any subdivision, court, arbitral tribunal, central bank or administrative agency or commission or other authority thereof, any state enterprise or state corporation or other entity owned or controlled by a government, any quasi-governmental body exercising any regulatory, administrative, taxing, excise, customs importing or other governmental or quasi-governmental authority or any stock exchange or other regulatory or supervisory body or authority, a political party or a public international organization.

(iv)
None of the Target Company or any of its shareholders (including but not limited to Seller), officers, directors, or employees is a Government Official or a Governmental Authority and none of the proceeds of the transaction under this Agreement shall be directed to any Government Official or Governmental Authority.

(v)
Seller and the Target Company have made all payments to third parties, including sales agents, consultants, commission agents, distributors, resellers, dealers or other intermediaries engaged to sell, market or otherwise secure or retain business for the Target Company, in compliance with Anti-Corruption Laws.

(vi)	To the best Knowledge of Seller and the Target Company, all distributors, resellers and agents of the Target Company are in compliance with Anti-Corruption Laws.

(vii)
Mr. Lu, Seller and the Target Company have never received any reports, complaints or allegations from any source whatsoever that the Target Company or its officers, directors, employees, or third parties acting on the Target Company’s behalf have violated the Anti-Corruption Laws.

(l)	Overall Compliance History
With respect to the Target Company or the Target Company’s operations, (i) neither Seller or the Target Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with regard to any alleged act or omission arising under any applicable Laws or Anti-Corruption Laws; and (ii) no Governmental Authority has initiated, or threatened to initiate, a proceeding against the Target Company or any of its respective officers, directors, employees, consultants, representatives, agents or affiliates asserting that Seller, the Target Company, or any of their respective Affiliates or Related Parties is not in compliance with any export or import Laws, Anti-Corruption Laws, or any other applicable Law.

(m)	Environmental, Health and Safety Issues

(i)
With respect to the operation of the Target Company since its establishment, except as disclosed under Schedule 5.2(m), neither Seller (when acting on behalf of the Target Company) nor the Target Company was or is in violation of any Environmental Laws, and no material expenditures exceeding RMB125,000 are or are threatened to be required in order to comply with any such Environmental Laws.

(ii)
In relation to the Target Company and its operation, except as disclosed under Schedule 5.2(m), neither Seller (when acting on behalf of the Target Company) or the Target Company (1) owns, leases or operates any real property contaminated with or has been exposed to any Hazardous Substance that is subject to any Environmental Laws of PRC, (2) is liable for any off-site disposal or contamination pursuant to any Environmental Laws of PRC, or (3) is subject to any claim relating to any Environmental Laws of PRC, and there is no pending or threatened lawsuit, proceeding or investigation against either of them which might lead to such a claim.

(iii)
The Target Company has obtained and currently maintains all environmental, health and safety permits (“EHS Permits”) required for all its previous and current operation under applicable environmental laws of the PRC, and is in full compliance with all such EHS Permits. Such EHS Permits include, without limitation, the environmental impact assessment (“EIA”) approval, relevant instruction or opinions from the Environmental Authorities related to environmental completion acceptance inspection (“CAI”) approval, Pollutant Discharge Registration (“PDR”), Pollutant Discharge Permit (“PDP”), Occupational Disease Hazards (“ODH”) Pre-assessment and Acceptance, ODH Control effectiveness assessment and Occupational Healthy Completion Acceptance Inspection Approval, and other applicable ODH registration and fire-fighting inspection qualification certificates.

(n)	Title; Encumbrances

(i)
Except as otherwise disclosed under Schedule 5.2(n), as of the Execution Date, the Target Company has good and marketable title to all the Assets (as listed under Schedule 5.2(n)). All Assets of the Target Company are free and clear of any Encumbrances. With respect to the Assets leased by the Target Company, the Target Company is in full compliance with such leases and holds a valid leasehold interest free of any Encumbrances.

(ii)
Except for the bad debt provision already made by the Target Company as of the Execution Date, the accounts receivable included in the Assets are collectible. All of the inventory included in the Assets consists of a quantity and quality usable and saleable in the ordinary course of business, and is fit for its intended use, in compliance with all applicable Laws and certifications, supported by fair consideration and valid invoices, and in conformity with all applicable product registrations and specifications. The Target Company does not hold any materials on consignment or have title to any materials in the possession of others.

(iii)
All Taxes and government charges payable related to the import and/or procurement of the equipment and machinery of the Target Company have been fully and timely paid. The Target Company owns or otherwise occupies no other equipment or machinery that is subject to any “lock-in” period and/or supervision by any Governmental Authority. The Target Company is not subject to any legal or administrative requirement to pay or refund any Taxes or fees in connection with any of its Assets (including but not limited to any equipment or machinery) due to the Equity Transfer.

(o)	Related-Party Transactions

(i)
Except as otherwise disclosed under Schedule 5.2(o), no Related Party has any agreement, understanding, or proposed transaction that is currently performed, ongoing or still in its effective term relating to the Target Company with, or is currently indebted to Seller, the Target Company or their respective Affiliates.

(ii)	Except as disclosed in Schedule 5.2(o), neither Seller nor the Target Company is currently indebted (or committed to make loans or extend or guarantee credit)

to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

(iii)
Except as disclosed in Schedule 5.2(o), no Related Party currently has any direct or indirect ownership interest in any firm or corporation with which Mr. Lu, Seller, the Target Company or any of their respective Affiliates is affiliated or with which Mr. Lu, Seller, the Target Company or any of their respective Affiliates has a business relationship, or any firm or corporation that competes with Seller, the Target Company or their respective Affiliates (except that Related Parties may own less than one percent (1%) of the stock of a publicly traded company that engages in the foregoing).

(iv)
No Related Party currently has any interest, either directly or indirectly, in: (1) any Person which purchases from or sells, licenses or furnishes to Seller, the Target Company or their respective Affiliates any goods, property, intellectual or other property rights or services; (2) any third party Person which sells, markets or promotes the Products or business of the Target Company or earns any form of commission, compensation or margin for the same; or (3) any Contract to which Seller, the Target Company or any of their respective Affiliates is a party or by which it may be bound or affected.

(p)	Entire Business
There has been no facilities, equipment, services, assets or properties shared with any other entity, which are used in connection with the Target Company’s operation. Assets of the Target Company at Closing constitute all the necessary assets required to operate the business in the same manner as the Target Company has operated the business prior to the Execution Date.

(q)	Real Estate

(i)
The Target Company holds valid, complete and fully paid-up title to all the land use rights and buildings listed in Schedule 5.2(q) (collectively, the “Owned Real Properties”), and there is no outstanding consideration or Tax to be paid to perfect or secure the Target Company’s full title (including land use rights) to such Owned Real Property.

(ii)
All buildings owned, occupied or used by the Target Company are qualified for their respective use and have been constructed with sufficient and valid planning and construction permits as legally required.

(iii)
Schedule 5.2(q) contains a full and accurate list of all real properties owned, leased, occupied or used by the Target Company (collectively, “Real Properties”). The Target Company’s occupation, use, ownership, lease and construction of any and all Real Properties complies with applicable Laws, regulations, rules, decrees, agreements and contracts, and does not impose any requirement, obligation or risks on the Target Company or Buyer to pay any fees, fines, damages, costs, or other amounts (excluding rents payable under valid lease agreements) arising from such ownership, leasehold, occupation or usage.

(iv)	All leases related to the Real Properties are in full force and effect and the Target Company is not in default under any provision of such leases.

(v)	There are no circumstances, including any notice of condemnation or eminent domain, which would restrict or terminate the continued ownership, lease, occupation, use or enjoyment of any Real Property.

(r)	Labor

(i)	Schedule 5.2(r) contains an accurate and complete list of the employees of the Target Company and its branches and subsidiaries.

(ii)
The Target Company has duly entered into valid labor contracts and established effective employment relationships with each of its employees in full compliance with applicable Laws. All statutory requirements regarding any of such labor contracts have been fulfilled. Neither the Target Company nor Seller has any liability prior to the Closing Date for breach or indemnification to any employee of the Target Company with respect to the performance of or other matters relating to the labor contracts or any other commitment or contractual arrangement with any such employee.

(iii)
The Target Company has made timely payment of all labor-related remuneration, benefits, liabilities, costs, fees and expenses (collectively, “Employee Liabilities”) pursuant to applicable Laws and its contractual obligations with regard to each of its employees, including but not limited to (i) full and timely payment and contribution of social security (including pension, unemployment, medical, birth control and work-related injury insurance) and housing fund for any and all employees, and (ii) full payment and contribution of all salaries, bonuses, benefits, allowance or insurance benefits (such as any bonus plan or insurance benefits as committed to any employee) payable to employees. There has been no overdue payment penalties, fines or other sanctions with respect to any Employee Liabilities.

(iv)
The Target Company has complied with all applicable Laws and regulations in relation to any of its employees, including without limitation, Laws with respect to labor contracts, labor safety, working conditions, working hours, holidays, payment of salaries and withholding income taxes, contribution to employee social insurance funds and housing funds, overtime work compensation, termination and severance payments, overdue interest, penalties, sanctions, and labor unions.

(v)
The Target Company has complied with all registration procedures and requirements related to its employees under applicable Laws, obtained valid and updated registration certificates for applicable labor matters (including but not limited to, registration of labor contracts and social insurance registration certificates), and duly passed all annual inspection conducted by the relevant Governmental Authorities in charge of employment matters.

(vi)	There is no pending, unresolved or threatened litigation, arbitration, claim or disputes by or relating to any existing or former employee of the Target Company

(including its branches or subsidiaries). Neither Seller nor the Target Company has received any written notice of any breach by Seller or the Target Company of its legal or contractual obligations to such employee.

(vii)
All employees of the Target Company are employees performing actual work responsibilities related to the operation or management of the Target Company who have not reached their respective retirement ages, and there is no internal retirees or legal retirees working for the Target Company or otherwise on the payroll of the Target Company. The Target Company has not assumed and will not assume any Employee Liabilities in relation to any ex-employees who are still on the payroll but are retired or have been made redundant prior to the retirement age.

(s)	Taxation

(i)
Full provision or reservation has been made in the Reference Balance Sheet for all Taxes to be assessed against the Target Company when they fall due in accordance with Laws, including, without limitation, Taxes accrued on or before the Reference Balance Sheet Date. By the Closing Date, full provision or reservation shall have been made for all Taxes to be assessed against the Target Company as accrued for the period between the Reference Balance Sheet Date and the Closing Date.

(ii)
The Target Company has (1) timely, completely and accurately prepared and filed in accordance with Laws all tax returns, reports and relevant supporting documents, and (2) timely and fully paid all Taxes payable by the Target Company since its formation, and timely and fully withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party.

(iii)
Since its formation, the Target Company has not been subject to any penalty from any tax authority, and has not been subject to any disputes, audits, investigations or claims concerning any Tax, whether such disputes, audits, investigations or claims are resolved, pending, threatened or potential, and neither Seller nor the Target Company has any Knowledge of any circumstances that may give rise to such disputes, audits, investigations or claims.

(iv)
The Target Company has been operated in such a manner that fully complies with all the terms, conditions, obligations and requirements under any applicable Laws, contracts, arrangement or waiver related to any Tax incentives or benefits (including without limitations, benefits related to HNTE Qualifications) available to the Target Company, and has validly and legally obtained all necessary approvals from relevant Governmental Authority for such Tax incentives.

(v)
All prices paid and charged by the Target Company to any Related Party for goods or services have been at arm’s length, compliant with applicable Laws, and supported by comprehensive documentation required under applicable Laws, including through the completion and retention of any statutory records, invoices and processes, and such documentation has been maintained in good order and properly and timely fulfilled any required registration with relevant Governmental Authorities with regard to the pricing or arm’s length terms.

(t)	Operation of the Business
Since the Target Company’s formation, it has engaged in the manufacture and sale of forklift trucks powered by internal combustion engine, electricity and hydraulic power (the “Products”) (as listed under Schedule 5.2(v)) at the Sites of the Target Company, and shall continue to engage in such operation through the Closing Date.

(u)	Sales and Trading

(i)
Any and all of the transactions, sales, purchases, distributions and other dealings conducted by or relating to the Target Company and any Affiliates or related individuals of the Target Company have been supported by fair consideration, negotiated and contracted at arms’ length, and conducted in compliance with applicable Laws and regulations of the PRC.

(ii)
As of the date of this Agreement, except for those contracts disclosed under Schedule 5.2(u), there is no ongoing or unfinished agreements or commitments in any form or nature that obliges the Target Company to supply any products to, provide any services to or facilitate any form of cooperation with PRC military (including but not limited to, military agencies, departments, companies, organizations, or associations, affiliates of military agencies, entities or individuals in which PRC military has ownership or control, and military-related schools and institutions, collectively “Military”) or otherwise engage in business, operation or projects related to Military.

(v)	Products

(i)
The Products sold by the Target Company conform to, meet or exceed the standards required by all applicable Laws, ordinances and regulations now in effect. To Seller’s Knowledge, there is no pending legislation, ordinance or regulation which if adopted or enacted would have a Material Adverse Change on the manufacture of such Products or the Target Company' businesses.

(ii)
Schedule 5.2(v) contains a written statement accurately describing the Target Company' warranties and customer service policies and any recurring warranty problems. The Target Company has no outstanding contracts or proposals that depart from the warranty and customer service policy and practice described in such Schedule.

(iii)
No claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of the products of the Target Company are presently pending or threatened.

(w)	Affiliates

Schedule 5.2(w) contains a complete and accurate list of all Affiliates of the Target Company (including without limitation, subsidiaries and branches) that have existed since the formation of the Target Company. Other than those listed under Schedule 5.2(w), the Target Company has no other Affiliates (whether subsidiary, branch, office or any other type of Affiliates) in or outside China.
ARTICLE VI
COVENANTS AND POST-SIGNING ARRANGEMENT
Section 6.1    Covenants for the Interim Period

(a)	Seller shall, and shall cause the Target Company to, undertake the following matters during the Interim Period:

(i)
Seller shall have full and actual control of the Target Company during the Interim Period and shall cause the Target Company to carry on business in compliance with all applicable Laws, including Anti-Corruption Laws, and in the ordinary and usual course of business, and in the same lawful manner and scope as of the Execution Date, including maintenance of all corporate and financial records and files;

(ii)
The Target Company shall not allow or procure any event, conduct or act that would cause any Material Adverse Change to the Target Company, the Assets, the equity interest of the Target Company, Buyer or the transactions contemplated herein;

(iii)
The Target Company shall maintain the Assets in good condition and make such repairs as are necessary to permit the continued operation of the Target Company, and shall take all reasonable actions to preserve the full value of the Assets as reflected in Schedule 5.2(n);

(iv)
The Target Company shall manage the working capital level in the ordinary and usual course of business as it was managed before the Reference Balance Sheet Date, and shall take all reasonable actions to maintain the working capital at a normal level up to the Closing Date. For purpose of this Agreement, “normal level” of working capital means at least RMB 50,000,000 and is calculated by subtracting those current liability items from those current asset items shown and defined under Schedule 6.1;

(v)
Seller shall, and shall cause the Target Company to, ensure that the Target Company’s payment of salaries and bonuses for all its employees and consultants are current and paid in compliance with applicable Laws of the PRC up to the Closing Date, and the Target Company’s payment of the social insurance contributions and housing fund contributions is consistent with the applicable Laws.

(vi)
Except as required by applicable Laws or otherwise agreed to by the Parties, the Target Company shall not, during the Interim Period, (1) make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements or other benefits) of any of its employees (other than minor increases in salary in the ordinary course of business in accordance with normal practice which the Target Company shall notify to Buyer as soon as reasonably possible), (2) hire any employees (including management personnel and employees of other levels) or dismiss any employees without the prior written consent of Buyer, or (3) make any payment or commitment to pay any severance, termination compensation, or other payment to any shareholders, managers, directors, employees, retirees, consultants, agents or other representatives of the Target Company without the prior consent of Buyer;

(vii)
Without prejudice to the general principles set forth in other clauses under this Section 6.1, and unless otherwise expressly provided for in this Agreement or agreed by Buyer in writing in advance, the Target Company shall not, and Seller shall ensure that the Target Company shall not, during the Interim Period:

(A)	increase or decrease the registered capital of the Target Company;

(B)	change its business scope and nature, abandon or change any qualification, permit or license already obtained and/or to be obtained by it, or cause such qualification, permit or license to lapse;

(C)	invest in any other entities;

(D)	incur or enter into any agreement or commitment involving any capital expenditure in excess of RMB125,000 per item or RMB600,000 in the aggregate;

(E)
other than the normal operation of business in respect of sales of inventory, acquire, sell, assign, lease, grant of dispose of, or agree to acquire, sell, assign, lease, grant or dispose of, any significant Assets, including inventory, or enter into or amend any significant Contract or arrangement regarding any Assets;

(F)
borrow or raise any money or enter into any loan facility or otherwise incur any Indebtedness other than bona fide working capital borrowings in the ordinary and usual course of business and to the extent required to fund the working capital requirements of the Target Company;

(G)	purchase, lease or sublease, or amend or terminate any existing lease or sublease related to, any real property used in the business or operations of the Target Company;

(H)
engage, either orally or in writing, any new distributor, sales representative or sales consultant, or make a material change in any existing distributor, sales representative or sales consultant agreement or arrangement, except in the ordinary course consistent with the previous 12 months activities prior to the Execution Date and upon prior notice to Buyer;

(I)	create, incur or assume any Encumbrance on any part or all of the equity interest in the Target Company or the Assets or agree to do so, or enter into any agreement to transfer, assign or otherwise dispose of any portion of the equity interest of the Target Company to any third party;

(J)	renew, extend, roll over, incur, provide or create any new guarantee for the benefit of any third party, whether related to unrelated;

(K)
renew, extend, or roll over any existent guarantee for the benefit of any third party (whether related to unrelated) for over one (1) year or on less favorable terms or conditions to the Target Company;

(L)	fail to comply with a material obligation under any Contract to which the Target Company is a party that would have a Material Adverse Change on the Target Company; or

(M)
enter into, terminate or amend any Contract, lease, license or commitment: (1) which is not capable of being terminated without compensation at any time with three months’ notice or less; (2) which is not in the ordinary and usual course of business; (3) other than on arms’ length terms; or (4) which involves or may involve annual expense or aggregate expenditure in excess of RMB125,000.

Section 6.2    The Remaining Equity Interest of the Target Company
Unless expressly waived by Buyer in writing, as soon as practical after the Execution Date and prior to the Closing Date, Seller shall ensure and cause that,

(a)
the current 25% shareholder of the Target Company as of the date when the Closing Confirmation is issued will be a holding company (the “Holding Co”) incorporated in Hong Kong, and such Holding Co will be owned by or in the actual control of current management personnel of the Target Company as consented by HY. In case Holding Co is not directly owned by such management personnel, Seller shall fully disclose to Buyer or its designated representatives all direct and indirect shareholding and ownership information of the Holding Co up to the ultimate controlling person;

(b)	Holding Co will enter into a Shareholders Agreement with Buyer (“Shareholders Agreement”) substantially in the form as the attached Appendix B before the Closing Date; and

(c)
On or prior to Closing, all shareholder(s) of Holding Co will enter into a deed of share charge (“Share Charge Deed”) with Buyer pursuant to which, all shareholders of Holding Co are obliged to pledge and charge all of their shares in Holding Co to Buyer (“Share Charge”) to guarantee that:

(i)
all the Related and Third Party Guarantees (as listed under Schedule 6.6) will be fully removed as soon as practical before the deadlines set forth in the timetable under Schedule 6.6 without incurring any costs, losses or additional liabilities to the Target Company;

(ii)	the Target Company, Holding Co, Mr. Lu and all other Affiliates of Mr. Lu have been in full compliance with applicable Anti-Corruption Laws prior to Closing; and

(iii)	the Target Company, Holding Co, Mr. Lu and all other Affiliates of Mr. Lu will continue to fully comply with the Anti-Corruption Laws after Closing.
The Share Charge Deed shall include explicit clauses providing that, in the event that (i) any Related and Third Party Guarantee is exercised or enforced against the Target Company, or any Related and Third Party Guarantee fails to be timely removed by the fourth (4th) anniversary of the Closing according to the timeline set forth in Schedule 6.6, or (ii) the Target Company or Buyer incurs any fines, penalties, costs or losses due to a violation of the Anti-Corruption Laws by the Target Company, Holding Co, Mr. Lu or any other Affiliate of Mr. Lu, and the chargors fail to indemnify and hold Buyer harmless from and against the full amount of any relevant losses, interest payments, fees, and damages arising from events (i) and/or (ii) above within sixty (60) days after Buyer notifies chargors of such events, Buyer will have an unconditional right to enforce the Share Charge and to claim damages arising from any such enforced Guarantees or any such fines, penalties, costs, interest payments, fees, damages or losses.

Section 6.3    Transfer of Samuk
As soon as practical after the Execution Date and prior to the Closing Date, Seller shall cause the Target Company to, (1) set up a wholly-owned subsidiary of the Target Company (“Sub”), (2) try its best to persuade those selected employees of Hangzhou Samuk Forklift Co., Ltd. (“Samuk”) listed in Schedule 6.3 to terminate their employment contracts with Samuk and enter into new employment contracts with the Sub, without incurring severance payment to such employees, and (3) acquire, by itself or through the Sub (as determined based on the Parties’ agreement), all trademarks, other intellectual property rights and any other valuable fixed assets of Samuk as listed on Schedule 6.3 for a consideration not exceeding RMB 1,000,000, pursuant to which the key assets of Samuk listed in Schedule 6.3 will become owned by the Sub on or before Closing. For the avoidance of doubt, the Purchase Price paid by Buyer hereunder includes and reflects the consideration for the acquisition of Samuk by the Target Company, and Buyer is not obliged to pay any additional amount or any Taxes, duties or fees for the transfer of Samuk.

Section 6.4    Carve-Out of Shenzhen Maximal and Shanghai Maximal

(a)
As soon as practical after the Execution Date and prior to the Closing Date, (i) Seller shall cause Mr. Lu to carve out and sell his direct or indirect ownership, equity and interest in Shanghai Maximal Forklift Sales Co. (“Shanghai Maximal”) to an unrelated third party, and (ii) Seller shall, and shall cause the Target Company to, carve out and sell the Target Company’s ownership, equity and interest in Shenzhen Maximal Forklift Sales Co., Ltd. (“Shenzhen Maximal”) to an unrelated third party (the foregoing transactions under (i) and (ii) are collectively referred to as the “Carve-Out”). Seller shall indemnify and hold the Target Company and/or Buyer harmless from any Taxes, fees or duties (other than the purchase price) levied on the Target Company, Buyer or their respective Affiliates arising from or in connection with the Carve-Out.

(b)
Upon completion of the Carve-Out, both Shenzhen Maximal and Shanghai Maximal shall be separated from the Target Company and become independent dealers of the Target Company. The dealer agreement between the Target Company and each of Shenzhen Maximal and Shanghai Maximal shall include standard exclusivity provisions in template group dealer contracts of Buyer, the form of which is subject to the review and consent of Buyer.

Section 6.5    Intercompany Indebtedness

(a)
As soon as practical after the Execution Date and prior to the Closing Date, Seller shall, and shall cause the Target Company to, amend and re-sign the intercompany loan agreement between the Target Company and Seller, in a form reasonably satisfactory to Buyer.

(b)
Seller shall ensure that any and all Indebtedness (including but not limited to loans) owed by Seller to the Target Company (“KNSN Receivable”, including without limitations, those listed under Schedule 6.5) shall be fully repaid and/or settled as soon as possible within one (1) month after the Closing Date. The Parties agree that any KNSN Receivable shall continue to accrue interest until it is repaid in full.

Section 6.6    Related and Third Party Guarantees

(a)
Seller and Buyer have agreed on the timeline and action plan for the removal and elimination of the Related and Third Party Guarantees provided by the Target Company, which is attached hereto as Schedule 6.6, subject to written amendments from time to time based on mutual consensus of the Parties. Seller shall, and shall cause its Affiliates and Related Parties (including without limitations, Mr. Lu) to, cause all the Related and Third Party Guarantees to be timely removed before the deadlines set forth in Schedule 6.6, without incurring any costs, losses or additional liabilities to the Target Company. Provided that the value of the Related and Third Party Guarantees is reduced to or under the annual cap amounts stipulated in Schedule 6.6, the Parties may agree in writing to adjust the repayment timeline of certain Related and Third Party Guarantees.

(b)
Seller shall ensure that starting from the Execution Date, except for those guarantees as permitted to be renewed pursuant to Schedule 6.6 or except as otherwise agreed to by the Parties, the Target Company will not enter into, provide, extend, grant or renew any guarantee for any third party, whether related or unrelated to the Target Company or its shareholders. In particular, the Parties agree that the Target Company will not extend, renew or grant any Related and Third Party Guarantee that fails to be timely released according to the timeline set forth in Schedule 6.6. Any extension or renewal of any Related and Third Party Guarantee shall comply with Schedule 6.6, and each extension or renewal shall not be for more than one (1) year and shall be on the same terms and conditions (or no less favorable terms and conditions) as the existent Guarantee before the extension or renewal.

(c)
As soon as practical after the Execution Date and prior to the Closing Date, Seller shall cause the Related and Third Party Guarantees to be partially removed so that the total amount of the Related and Third Party Guarantees would be lowered to or under RMB 321,800,000 on or before the Closing Date with no remaining or additional liabilities to the Target Company or Buyer arising from such removed Guarantees.

(d)
Within three (3) months after the Closing Date, Seller shall ensure that the Related and Third Party Guarantees will be partially removed as soon as possible pursuant to Schedule 6.6 with no remaining or additional liabilities to the Target Company or Buyer arising from such removed Guarantees, so that the total amount of the Related and Third Party Guarantees will be lowered to or under RMB 147,950,000. In order to facilitate the performance of this Section 6.6(d), the Parties shall cooperate with each other to sign and issue instructions to release the First Installment from Seller’s Designated Account to the bank account(s) of the Target Company as repayment of the KNSN Receivable pursuant to Section 6.5 and to the relevant bank accounts of creditors, lenders and guaranteed parties to remove the Related and Third Party Guarantees pursuant to Schedule 6.6. Provided that (i) the KNSN Receivable is fully repaid pursuant to Section 6.5 and (ii) the portion of Related and Third Party Guarantees has been timely removed pursuant to Schedule 6.6 with no remaining or additional liabilities to the Target Company or Buyer arising from such removed Guarantees, so that its total amount is lowered to or under RMB 147,950,000 by the end of three (3) months after Closing, the Parties shall each sign and issue written instruction to release any and all balance amount of First Installment from Seller’s Designated Account to another account designated by Seller.

(e)
Seller shall further ensure that any and all Related and Third Party Guarantees will be fully removed as soon as possible within four (4) years after the Closing in accordance with the agreed timeline and action plan under Schedule 6.6; provided that however, if by the third (3rd) anniversary of the Closing Date, any Related and Third Party Guarantees have not been fully removed, an amount equivalent to the value of the unremoved Guarantee shall be kept in the Escrow Account and cannot be released to Seller under Section 8.4 until all the Related and Third Party Guarantees are fully removed.

Section 6.7    Adoption of Compliance Control Measures

(a)
As soon as practical after the Execution Date and no later than the Closing Date, Seller shall, and shall cause the Target Company to, take and fulfill all the measures set forth in Schedule 6.7 (“Compliance Measures”) to improve the anti-bribery compliance and internal controls of the Target Company to an extent satisfactory to Buyer, as determined in Buyer’s reasonable discretion.

(b)
Provided that Buyer honors its confidentiality obligations, Seller shall grant Buyer full access to the Target Company, the Target Company’s records and systems, and the Target Company’s management and employees to enable Buyer to conduct an audit (“Compliance Audit”) by Buyer’s designated employees, representatives and/or agents, so as to verify that the Target Company has implemented the Compliance Measures to an extent satisfactory to Buyer.

Section 6.8    Certain Tax Matters

(a)
Straddle Period Taxes. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), Seller shall be responsible for any and all Tax liabilities of the Target Company for the Straddle Period up to and including the Closing Date. Pursuant to Section 8.1, Buyer will compute the Tax liabilities of the Target Company as if a taxable period had ended on the Closing Date (including the corporate income tax liability of the Target Company for Straddle Period up to and including the Closing Date as estimated and accrued pursuant to PRC GAAP) and specify the amount of such tax liability in the Post-Closing Statement (the term is defined below in Section 8.1(b)). Such Tax liability of the Target Company for the Straddle Period up to and including the Closing Date shall be included in the calculation of the Closing Debt Amounts (as the term is defined below in Section 8.1(a)).

(b)	Cooperation on Tax Matters/Audits

(i)
Buyer shall have full control and take charge of the filing of tax returns pursuant to this Section 6.8 and any Tax-related audit, litigation or other proceeding related to the Equity Transfer and/or the Target Company, while Seller shall, and shall cause Holding Co and the Target Company (to the extent applicable) to, provide full cooperation and support to the preparation and filing of tax returns and any Tax-related audit, litigation or other proceeding. Such cooperation shall include the retention and (at the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding, as well as ensuring that relevant employees of the Target Company are available to provide additional information and explanation for such records and information.

(ii)
Buyer shall promptly notify Seller in writing upon receipt by Buyer, any Affiliate of Buyer or the Target Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Target Company for any Tax period ending on or before the Closing Date. Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Target Company for any such period.

(c)	Entity Classification Election

(i)
Seller and Buyer shall promptly, and shall promptly cause any of their applicable Affiliates (including the Target Company) to, make or cause to be made a timely entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c) having an effective date as of the Closing Date and electing partnership status with respect to the Target Company (the “Entity Classification Election”). At least ten (10) days prior to the Closing, Seller shall deliver to Buyer all applicable IRS Forms 8832 (and all other forms or documents required to effect the Entity Classification Election) duly completed and executed (except for execution by Buyer or applicable Affiliate of Buyer) and in a form acceptable to Buyer (the “Entity Classification Election Forms”)༎Within seventy-five (75) days after the Closing Date, Buyer will duly execute the Entity Classification Election Forms, as applicable, and promptly deliver to Seller a copy of each such duly executed Entity Classification Election Form.

(ii)
Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code (or any similar provision of applicable national, local or non-US Law), Buyer and Seller shall, and shall cause their respective Affiliates to, (i) file all tax returns in a manner consistent with the Entity Classification Election and (ii) take no position contrary thereto in connection with any Tax proceeding or otherwise. In case Seller or the Target Company incurs any actual losses due to regulators’ penalties or orders as a result of their cooperation under this Section 6.8(c), Buyer shall compensate the actual losses of Seller or the Target Company.

Section 6.9    Employment Contracts
As soon as practical after the Execution Date and no later than the Closing Date, Seller shall cause the Target Company and each of Mr. Lu, Barry Su, Liexin Zhu (and other individuals that the Parties agree upon in writing) to enter into, sign and deliver an Employment Contract in the form attached hereto as Appendix D.
Section 6.10    Responsibilities to Facilitate the Closing

(a)
Each Party agrees to use all reasonable efforts to take, or cause to be taken, all appropriate actions, do or cause to be done all things necessary, proper or advisable under applicable PRC Laws, provide the other Party and its respective representatives with all necessary documents, information and assistance, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and complete the items detailed herein to complete the Closing, including without limitations, to use best efforts to procure that all the conditions set forth in Section 7.1 below are satisfied and fulfilled as promptly as possible after the Execution Date.

(b)
In particular, during the Interim Period, if Buyer finds out (by itself or through a third party auditor) that any CP provided in Section 7.1 (except for obtaining the New Business License) fails to be satisfied, Buyer shall promptly inform Seller of such failure and Seller shall take timely and proactive actions to satisfy the relevant CP and endeavor to cause all CPs to be satisfied prior to the Outside Date (as defined in Section 12.1(b)(iv)).

Section 6.11    Transaction Documents

(a)
Prior to the Closing Date, Seller shall, and shall cause the Target Company and the relevant Affiliates or Related Parties of Seller to, execute the Escrow Agreement, the Shareholders Agreement, the Amended AOA, the Share Charge Deed, and the Employment Contract (in addition to this Agreement) in the corresponding forms attached hereto in the appendices. On or before the Closing Date, Seller shall cause a signed copy of all such Transaction Documents to be delivered to Buyer.

(b)
Prior to the Closing Date, Seller shall, and shall cause the Target Company and the relevant Affiliates of Seller to, agree with Buyer on the form and substance of the OEM and Licensing Agreement, the Technology License Agreement, the Maximal Product Supply Agreement, the HY Component Supply Agreement, the Maximal Component Supply Agreement, the Technical Service Agreement, and any other Transaction Documents related to the Equity Transfer the form of which are required to be agreed to by the Parties pursuant to this Agreement.

Section 6.12    Leased Land

(a)
As soon as practical after the Execution Date, Seller shall use its best efforts to, and shall cause the Target Company to, obtain required, proper and valid approvals and permits that would allow the Target Company to legally use, occupy and lease the land parcel of approximately 4,000.02 square meters located at its operation Site to the west of the factory buildings (which was leased by the Target Company from the Fuyang local government with a lease term expiring by July 14, 2020). Upon and after the Closing, Seller shall continue to use its best efforts to ensure that the Target Company will be allowed to continue to use such land for a long term after the Closing (including after the lease expiration in 2020), without any impact on the continued ordinary operation of the Target Company, and shall use its best efforts to cause the Target Company to legally obtain granted land use right to state-owned land with respect to such land as soon as practical which will allow the Target Company to construct buildings and facilities on such land.

(b)
In addition, Seller shall use its best efforts to cause the Target Company to obtain consents and support from the relevant government authorities to ensure that the Target Company is allowed to legally use, occupy and lease the land parcel of approximately 14,333 square meters located at its operation Site (which is also leased by the Target Company from the Fuyang local government with a lease term expiring by July 14, 2020; such land parcel together with the other land parcel of 4,000.02 square meters described under Section 6.12(a) above are collectively referred to as the “Leased Land”) for a long term after the Execution Date and after the Closing (including after the lease expiration in 2020), and ensure that the status of continued use and occupation of such land will not impact the continued ordinary operation of the Target Company in any way.

Section 6.13    EHS Covenants

(a)
As soon as practical after the Execution Date, Seller shall use its best efforts to, and shall cause the Target Company to, obtain any and all missing or inadequate EHS Permits required for the operation of the Target Company, including but not limited to the following:

(i)
completing EIA process, preparing EIA report, and obtaining approvals from the competent level of environmental authorities on the EIA report for the heavy equipment assembly process performed in the No.5 workshop of the Target Company, the recent changes to the facilities at the No. 4 factory building of the

Target Company and the surface treatment of forklift parts performed in the sandblast room in the north of the No.1 workshop;

(ii)	fulfilling PDR process for all the relevant operations of the Target Company, evidenced by an approval or filing voucher issued by competent level of environmental authorities; and

(iii)
obtaining PDP for all the relevant operations of the Target Company, or if PDP is not legally required, obtaining a written confirmation from the level of environmental authorities to confirm PDP is not legally required.

(b)
Upon and after the Closing, Seller shall continue to use its best efforts to cause the Target Company to obtain the EHS Permits and fulfill all such actions listed in Section 6.13(a) as soon as practical after the Closing.

(c)
As soon as practical after the Execution Date and no later than the Closing Date, Seller shall ensure, and shall cause the Target Company to ensure, that the Target Company shall complete all the required and reasonable rectification measures with regard to its VOC substance (as described under Schedule 5.2(m)) in accordance with the applicable Laws and environmental authorities’ requirements. In case such VOC rectification measures have not been completed pursusant to the applicable Laws and environmental authorities’ requirements by the date the Closing Confirmation is issued, (i) Seller shall continue to cause and ensure that the Target Company would complete such VOC rectification measures in accordance with the applicable Laws and environmental authorities’ requirements as soon as practical after the Closing, and (ii) Seller shall be responsible for any and all costs, fees and penalties (if any) arising from the VOC rectification measures and process, and shall indemnify Buyer and hold Buyer harmless from and against any losses or costs associated with the VOC rectification, and such indemnity shall not be subject to or prejudiced by any other indemnity threshold or cap provisions in this Agreement (including but not limited to the bucket clause under Section 10.1(b)).

Section 6.14    Seller’s Letter of Guarantee
As soon as practical after the Execution Date and no later than the Closing Date, Seller shall sign and deliver to Buyer a letter of guarantee (“Seller’s Guarantee Letter”), pursuant to which Seller undertakes that in case any Related and Third Party Guarantee is exercised or enforced against the Target Company, Seller shall unconditionally and immediately provide cash to pay off the loans and debt associated with the enforced Guarantee and indemnify the Target Company harmless from and against any such enforced amount and any associated losses, costs, liabilities and interest payments incurred by the Target Company due to such enforcement of Guarantee. Seller’s Guarantee Letter shall be issued in such form and content as satisfactory to Buyer in its sole discretion. The performance of such Seller’s Guarantee Letter by Seller shall not be contingent upon, secondary to or prejudiced by the Share Charge or any other security created in relation to the Related and Third Party Guarantees.
ARTICLE VII
CLOSING
Section 7.1    Conditions Precedent to Closing

The obligations of Buyer to consummate the Closing of the Equity Transfer and pay the Purchase Price to Seller pursuant to Section 3.3 are subject to the satisfaction (as determined at Buyer’s reasonable discretion) of each of the following conditions precedent to Closing (“CPs”), unless otherwise expressly waived by Buyer in writing:

(a)
All the representations and warranties of Seller set forth hereunder are true, complete and not misleading in any material aspects when made, throughout the Interim Period, and on and as of the Closing Date with the same effect as if such representations and warranties were made on and as of the Closing Date, and Seller has signed and issued a Closing Memorandum to Buyer certifying that all such representations and warranties of Seller are all true, complete and not misleading in any material aspects as of the Closing Date;

(b)
Seller has, and has caused Mr. Lu, the Target Company or Seller’s other Affiliates and Related Parties to have, performed and complied with all agreements, obligations and covenants contained in the Transaction Documents that are required to be performed or complied with by Seller or any of the aforementioned parties on or before the Closing Date;

(c)
The Target Company has received all the third party consents and has issued all the notices to relevant third parties as required for the consummation of the transactions contemplated hereunder, including without limitation, consents from the banks, guarantees, mortgagees and other relevant counter parties under those Material Contracts that contain “change of control” clauses set forth on Schedule 7.1(c);

(d)
The Target Company and Seller have received and delivered to Buyer all regulatory approvals and filing certificates legally required for the consummation of the Equity Transfer, including (1) the Registration Voucher issued by competent level of MOFCOM indicating Buyer’s legal title to the Equity Interest and the approval or registration of the Amended AOA; (2) the New Business License issued by competent level of SAIC and applicable SAIC registration records reflecting Buyer as a 75% shareholder of the Target Company; (3) other registration records issued by SAIC evidencing the Amended AOA has been approved and effective, and (4) the SAFE Approval issued by competent level of SAFE with regard to the receipt and settlement of foreign exchange payment for equity transfer pursuant to Section 4.6;

(e)
The Parties have executed, and have caused the Target Company or other relevant Affiliates and Related Parties to execute, this Agreement, the Escrow Agreement, the Shareholders Agreement, the Amended AOA, the Share Charge Deed, the Employment Contract and any other Transaction Documents related to the Equity Transfer as required to be executed pursuant to this Agreement, and have delivered to the other Party executed originals of such documents;

(f)
The Parties have agreed on the substance and form of the OEM and Licensing Agreement, the Technology License Agreement, the Maximal Product Supply Agreement, the HY Component Supply Agreement, the Maximal Component Supply Agreement, the Technical Service Agreement, and any other Transaction Documents related to the Equity Transfer the form of which are required to be agreed to by the Parties pursuant to this Agreement;

(g)
Prior to the Closing Date, there has been no Material Adverse Change to the Target Company, or the Assets or operation of the Target Company, including but not limited to the financial condition, operating results, business prospects, customer relations, supplier relations and employees of the Target Company;

(h)
25% equity interest of the Target Company is owned by a shareholder consented by Buyer, as duly registered with SAIC and other applicable authorities, and all shareholders of such 25% shareholder have entered into a Share Charge Deed with Buyer and have set up, effectuated and registered (if so required) the Share Charge for the benefit of Buyer according to the Parties’ agreement;

(i)	The key assets of Samuk listed in Schedule 6.3 have been transferred to the Target Company or the Sub pursuant to Section 6.3;

(j)	Shenzhen Maximal and Shanghai Maximal have been carved out from the Target Company and become independent dealers separate from the Target Company pursuant to Section 6.4;

(k)	Seller and the Target Company have signed and delivered amended intercompany loan agreements in a form reasonably satisfactory to Buyer pursuant to Section 6.5;

(l)
Seller has partially removed the Related and Third Party Guarantees and lowered the total amount of the Related and Third Party Guarantees to or under RMB321,800,000 pursuant to Section 6.6, without incurring any costs, losses or remaining or additional liability to the Target Company or Buyer;

(m)	The Target Company has implemented the Compliance Measures in a manner and to an extent satisfactory to Buyer, as determined in Buyer’s reasonable discretion after an audit, pursuant to Section 6.7;

(n)	Buyer has obtained approval from its bank(s) or other financing partners to support its payment of the total amount of Purchase Price;

(o)	The Target Company’s working capital has been adjusted and maintained at the normal level as defined in Section 6.1(a)(iv);

(p)	All obligations and covenants in respect of the Entity Classification Elections pursuant to Section 6.8(c) have been satisfied;

(q)	Seller has signed and delivered to Buyer Seller’s Guarantee Letter pursuant to Section 6.14; and

(r)
Any other undertakings of Seller or Mr. Lu made in relation to the Equity Transfer that are required to be performed prior to Closing (including without limitatiosn, those pre-Closing undertakings in the Undertaking Letter) have been fully performed and satisfied.

Section 7.2    Closing

(a)	Closing Confirmation

Within nine (9) months after the Execution Date, Buyer may choose to issue a written confirmation (“Closing Confirmation”) to Seller confirming that, at Buyer’s reasonable discretion and belief, all the CPs set forth in Section 7.1 (other than the issuance of the New Business License) have been satisfied or otherwise been waived by Buyer in whole or in part. If Buyer believes any CP (other than the issuance of the New Business License) has not been satisfied, Buyer shall not be obligated to issue the Closing Confirmation to Seller, and may inform Seller of the unsatisfied CP urging Seller to satisfy such CP.

(b)	Application for New Business License
As soon as practical and no later than three (3) Business Days after Buyer issues the Closing Confirmation to Seller, Seller shall, and shall cause the Target Company to, promptly fulfill the SAIC registration pursuant to Section 4.5 and obtain the New Business License evidencing the Equity Transfer. Immediately upon the issuance of the New Business License, Seller shall provide Buyer with a scanned copy of the New Business License.

(c)	Date of Closing
The Closing contemplated under this Agreement shall take place on the first date of the month immediately after the month of the Business License Date. The effective time of Closing shall be 12:01 AM (00:01) Beijing time on the date determined above. The time and date of the Closing is referred to in this Agreement as the “Closing Date”.

(d)	Actions on the Closing Date

(i)
On the Closing Date, provided that Buyer has issued the Closing Confirmation pursuant to Section 7.2(a) and the New Business License has been issued to the Target Company pursuant to Section 4.5(a), Buyer shall pay the First Installment to Seller’s Designated Account and the Escrow Amount to the Escrow Account pursuant to Section 3.3.

(ii)
On the Closing Date, unless otherwise waived in writing by Buyer, Seller shall, and shall cause the Target Company to, deliver to Buyer the following items: (i) evidences indicating that all the CPs under Section 7.1 have been properly satisfied, (ii) where applicable, original(s) of the certificates, approvals, licenses, registrations documents, executed agreements, and other documents as required under Section 7.1, including without limitations, originals of the MOFCOM Registration Voucher and New Business License; and (iii) all Books and Records of the Target Company, as well as all the company chop, financial chop, contract chop, invoice chop and any other chops of the Target Company.

(iii)
On the Closing Date, the Parties shall jointly conduct a stock take and fixed assets check on the Target Company. The result of such inventory and asset check will be used to calculate the Closing Working Capital (defined in Section 8.1(a) below) and other amounts needed to complete the Post-Closing Statement (defined in Section 8.1(b) below).

ARTICLE VIII
POST-CLOSING UNDERTAKINGS

Section 8.1    Adjustment to Purchase Price

(a)
Schedule 8.1 sets forth a calculation of the working capital, the cash amounts and the debt amounts of the Target Company as of the Reference Balance Sheet Date (the “Sample Closing Statement”), including the classification of asset and liability line items and general ledger accounts. The Sample Closing Statement shall be prepared in accordance with PRC GAAP. In addition, for purposes of this Agreement, the following terms shall have the following meanings respectively:

•
“Working Capital Adjustment Amount” means an amount (which may be a positive or negative amount or zero) equal to (a) if the Closing Working Capital is greater than RMB 50 million, 75% of the balance of the Closing Working Capital minus RMB 50 million, (b) if the Closing Working Capital is less than RMB 50 million, the Closing Working Capital minus RMB 50 million, or (c) zero if the Closing Working Capital is equal to RMB 50 million.

•
“Closing Cash Amounts” means all cash (as recorded in normal ledger) and cash equivalents, bank and other depositary accounts and safe deposit boxes, certificates of deposit, government bills or bonds owned by the Target Company as of Closing. For the avoidance of doubt, the Parties agree that the Closing Cash Amounts shall be calculated based on only those “cash and cash like items” listed in the Sample Closing Statement in Schedule 8.1 attached hereto.

•
“Closing Debt Amounts” means the aggregate amount of the following owed by the Target Company as of Closing, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money, including all accrued but unpaid interest thereon; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; and (c) all direct obligations under letters of credit and guarantees, in each case solely to the extent drawn. For the avoidance of doubt, the Parties agree that: (i) the Closing Debt Amounts shall be calculated based on only those “debt and debt like items” listed in the Sample Closing Statement in Schedule 8.1 attached hereto; and (ii) the “tax payable” item listed in the Sample Statement will include the tax liability of the Target Company for the Straddle Period up to and including the Closing Date calculated pursuant to Section 6.8(a).

•
“Closing Working Capital” means the net working capital of the Target Company as of Closing, calculated by subtracting (a) the sum of the amounts as of such time for the current liability line items and the general ledger accounts shown on the Sample Closing Statement for the Target Company, from (b) the sum of the amounts as of such time for the current asset line items and general ledger accounts shown on the Sample Closing Statement for the Target Company, in each case determined in accordance with the PRC GAAP; provided, however, that in no event shall “Closing Working Capital” include any amount included within the definition of Closing Cash Amounts or Closing Debt Amounts. For the avoidance of doubt, the Parties agree that the Closing Working Capital shall be calculated based on only those “Working Capital” items listed in the Sample Closing Statement in Schedule 8.1 attached hereto.

(b)
As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth the Working Capital Adjustment Amount, the Closing Cash Amounts and the Closing Debt Amounts. The Post-Closing Statement shall set forth in reasonable detail the Buyer’s calculations of such amounts in a manner consistent with the Sample Closing Statement and shall be prepared in accordance with the PRC GAAP.

(c)
Within 30 days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Buyer of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, that if Seller does not deliver any Dispute Notice to Buyer within such 30 day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and (ii) the proposed amount of such item. Upon receipt by Buyer of a Dispute Notice, Buyer and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Buyer and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), within ten (10) Business Days following the expiration of the Dispute Resolution Period, the Parties shall jointly select and engage one of the internationally recognized Big Four accounting firms (who shall not be the then public accountant of HYG, the “Independent Accounting Firm”) to resolve any such dispute.

(d)
The “Final Purchase Price” shall mean the Purchase Price, plus (i) the Working Capital Adjustment Amount, plus (ii) 75% of the Closing Cash Amounts, minus (iii) 75% of the Closing Debt Amounts, in each of cases, (i), (ii) and (iii), as finally determined pursuant to Sections 8.1(b) and (c).

(e)
If the Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to Seller; or if the Final Purchase Price shall exceed the Purchase Price, then Buyer shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer. Any such payment is to be made within five (5) Business Days of the date on which the Final Purchase Price is finally determined pursuant to this Section 8.1, except as expressly otherwise agreed by the Parties in writing. To the extent any such adjustment payment under Section 8.1 cannot be made due to Chinese foreign exchange restrictions or other Chinese regulatory restrictions, the Parties shall take all necessary actions to ensure that the adjustment payment can be made or otherwise settled within thirty (30) days after the Final Purchase Price is finally determined pursuant to this Section 8.1 (including without limitation taking all necessary actions to obtain government approvals for amending this Agreement or to adjust or offset any amounts owed under any other Transaction Documents to effectively make the adjustment payment as described in this Section 8.1).

Section 8.2    Non-Solicitation

Seller shall, and shall cause their relevant Affiliates and/or Related Parties to, unless agreed otherwise by the Parties or with the prior written consent of Buyer, refrain from engaging in the following activities during the Interim Period and within 5 years after the Closing Date:

(a)
directly or indirectly employing, engaging or seeking to employ or engage, through solicitation, recruitment or otherwise, any individual employed by, or providing services related to the Target Company’s business to, the Target Company or Buyer, or otherwise soliciting such individual to terminate his or her employment with the Target Company or Buyer; or

(b)
directly or indirectly soliciting, enticing or causing any individual who is or has been a supplier or customer of the Target Company or Buyer to cease or substantially decrease its business with the Target Company or Buyer.

Section 8.3    Non-Competition

(a)
Seller hereby undertakes that it shall, and shall cause its Affiliates and Related Parties to, unless agreed otherwise by the Parties or with the prior consent of Buyer, refrain from engaging the following during the Interim Period and for a period of 5 years after the Closing Date:

(i)	engaging directly or indirectly in any competitive business activities involving or relating to the business of the Target Company; or

(ii)
establishing, or owning any equity interest in any entity that manufactures any or all of the Products of the Target Company as provided in Section 5.2(v) of this Agreement or products that could reasonably be contemplated to compete with the products of the Target Company as provided in Section 5.2(v) of this Agreement, or participating in the production, assembly, distribution and/or sale of such products, in any capacity, other than through the Target Company in their capacities as equity owners, employees or managers of the Target Company.

(b)
Seller further agrees to cause Mr. Lu, Barry Su, Liexin Zhu and other applicable personnel as agreed to between the Parties to comply with and be bound by those non-competition undertakings made under their Employment Contracts.

Section 8.4    Release of Escrow Amount

(a)
Release of The First Escrow Payment. The First Escrow Payment may be released to Seller from the Escrow Account on the second anniversary of the Closing Date pursuant to Section 3.3(b), provided that each of the following conditions is satisfied, or otherwise explicitly waived by Buyer:

(i)
All the representations and warranties of Seller set forth hereunder and under Seller’s Guarantee Letter as well as all representations and warranties made under the Undertaking Letter are true, complete and not misleading in any material aspects when made, throughout the period from Execution Date to the second anniversary of the Closing Date, and on and as of the second anniversary of the Closing Date with the same effect as if such representations and warranties were made on and as of such date;

(ii)
Up to the second anniversary of the Closing Date, Seller, Mr. Lu, and the Target Company have performed and complied with all agreements, obligations and covenants contained in the Transaction Documents (including without limitations, this Agreement, Seller’s Guarantee Letter and the Undertaking Letter) that are required to be performed or complied with by them respectively;

(iii)
There has been no violation or breach of any applicable Laws, undertakings and covenants contained in this Agreement or any other documents signed by Seller, Mr. Lu or their respective Affiliates and Buyer for this Equity Transfer, including without limitations, the Anti-Corruption Laws by the Target Company, Seller, Holding Co, Mr. Lu or any other Affiliates of Seller prior to Closing, and no Loss (as defined below in Section 10.1(a)) related to the Anti-Corruption Laws has arisen out of or in connection with the operation of the Target Company prior to Closing;

(iv)
There has been no violation or breach of any applicable Laws, undertakings and covenants contained in this Agreement or any other documents signed by Seller, Mr. Lu or their respective Affiliates and Buyer for this Equity Transfer, including without limitations, the Anti-Corruption Laws by the Target Company, Seller, Holding Co, Mr. Lu or any other Affiliates of Seller throughout the two-year period following the Closing Date, and no Loss related to the Anti-Corruption Laws (excluding those losses attributable to Buyer) has arisen out of or in connection with the operation of the Target Company throughout such two-year period;

(v)
Buyer has received from Seller a copy of the tax clearance certificate (or similar documentation issued by the local tax authority) proving that Seller have paid in full its Chinese Taxes (including but not limited to Chinese capital gain taxes) payable for the Equity Transfer and the receipt of the Purchase Price according to applicable Laws; and

(vi)
All KNSN Receivables have been fully repaid and/or settled pursuant to Section 6.5 and the relevant portion of the Related and Third Party Guarantees have been removed pursuant to the timeline and action plan under Schedule 6.6, without incurring costs, losses or remaining or additional liabilities to the Target Company or Buyer.

(b)
Release of The Second Escrow Payment. The Second Escrow Payment may be released to Seller from the Escrow Account on the third anniversary of the Closing Date pursuant to Section 3.3(b), provided that each of the following conditions is satisfied, or otherwise explicitly waived by Buyer:

(i)
All the representations and warranties of Seller set forth hereunder and under Seller’s Guarantee Letter as well as all representations and warranties made under the Undertaking Letter are true, complete and not misleading in any material aspects when made, throughout the period from Execution Date to the third anniversary of the Closing Date, and on and as of the third anniversary of the Closing Date with the same effect as if such representations and warranties were made on and as of such date;

(ii)
Up to the third anniversary of the Closing Date, Seller, Mr. Lu and the Target Company have performed and complied with all agreements, obligations and covenants contained in the Transaction Documents (including without limitations, this Agreement, Seller’s Guarantee Letter and the Undertaking Letter) that are required to be performed or complied with by Seller and the Target Company respectively;

(iii)
There has been no violation or breach of any applicable Laws, undertakings and covenants contained in this Agreement or any other documents signed by Seller, Mr. Lu or their respective Affiliates and Buyer for this Equity Transfer, including without limitations, the Anti-Corruption Laws by the Target Company, Seller, Holding Co, Mr. Lu or any other Affiliates of Seller prior to Closing, and no Loss related to the Anti-Corruption Laws and anti-bribery compliance has arisen out of or in connection with the operation of the Target Company prior to Closing;

(iv)
There has been no violation or breach of any applicable Laws, undertakings and covenants contained in this Agreement or any other documents signed by Seller, Mr. Lu or their respective Affiliates and Buyer for this Equity Transfer, including without limitations, the Anti-Corruption Laws, by the Target Company, Seller, Holding Co, Mr. Lu or any other Affiliates of Seller through the three-year period following the Closing Date, and no Loss related to the Anti-Corruption Laws (excluding those losses attributable to Buyer or Buyer) has arisen out of or in connection with the operation of the Target Company throughout such three-year period; and

(v)
The relevant portion of the Related and Third Party Guarantees have been removed pursuant to the timeline and action plan under Schedule 6.6, without incurring costs, losses or remaining or additional liabilities to the Target Company or Buyer; provided that however, if by the third anniversary of the Closing Date, any Related and Third Party Guarantees have not been removed, an amount equivalent to the value of the unremoved Guarantee shall be kept in the Escrow Account and cannot be released to Seller after all the Related and Third Party Guarantees are fully removed.

(c)
During the twenty-third (23rd) month after the Closing Date, Buyer shall give a written notice to Seller indicating whether Buyer believes that all conditions in Section 8.4(a) have been satisfied. Similarly, during the thirty-fifth (35th) month after the Closing Date, Buyer shall give a written notice to Seller indicating whether Buyer believes that all conditions in Section 8.4(b) have been satisfied. To the extent Buyer agrees that all conditions under Section 8.4(a) and/or 8.4(b) have been satisfied, as the case may be, the Parties shall cooperate with each other to sign and instruct the release of The First Escrow Payment and The Second Escrow Payment, as the case may be, to Seller in accordance with the Escrow Agreement.

(d)
Upon receipt of each of the written notices of Buyer under Section 8.4(c), Seller shall have thirty (30) days thereafter to review Buyer’s claims (if any). Buyer and Seller shall attempt to resolve in good faith any disputed items during each of such thirty-day period through negotiation or mediation. In the event there is any dispute between the Parties at the end of the thirty-day period regarding whether the conditions set forth in Section

8.4(a) or Section 8.4(b) have been satisfied or otherwise explicitly waived by the Buyer, either Buyer or Seller may refer such disputed items to the arbitration tribunal in accordance with Section 11.2 of this Agreement for final resolution. The Parties shall continue to hold the respective portion of Escrow Amount in the Escrow Account until the dispute has been settled or otherwise resolved through arbitration. If it is finally determined through arbitration that Buyer is obligated to pay the relevant portion of the Escrow Amount to Seller under Sections 3.3(b) and 8.4(c), such payment shall be made by wire transfer of immediately available funds to Seller within thirty (30) Business Days after the final determination of the arbitration tribunal. If it is finally determined through arbitration that Buyer is not obligated to pay the relevant portion of the Escrow Amount to Seller under Sections 3.3(b) and 8.4(c), Seller shall provide its full cooperation to Buyer and sign all necessary documents to instruct and effect the release of the relevant portion of the Escrow Amount to Buyer’s designated account. If either Party fails to timely sign necessary documents to instruct and effect the release of relevant portion of the Escrow Amount to the other Party pursuant to this Section 8.4(d), the other Party may initiate arbitration pursuant to Section 11.2 to enforce the release and claim for its losses and damages caused by such delay (including reasonable interests accrued during the period of the delay and arbitration). After the arbitration tribunal has issued an award ordering either Party to release any Escrow Amount to the other Party, if such Party fails to follow the arbitration award and take actions to facilitate the release of any Escrow Amount according to the arbitration award, such Party shall be liable to pay the other Party a delayed-payment penalty accrued on a daily basis for the period from the date when such arbitration award is issued to the date when the due Escrow Amount is released to the other Party according to the arbitration award, and the daily payable amount of such penalty shall be equal to the overdue and unpaid Escrow Amount multiplied by the annual interest rate for one-year loans published by the People’s Bank of China applicable to the date of the arbitration award.
Section 8.5    Acquisition of Hyster-Yale Shanghai Operation
As soon as practical after the Closing, Buyer shall work with Holding Co to cause that the Target Company acquire the operational assets (excluding land use rights and buildings) of Shanghai Hyster-Yale Forklift Manufacture Co., Ltd. (“Shanghai HY”) pursuant to terms and conditions approved by the Board of Directors of the Target Company and agreeable to Shanghai HY. The pricing for such acquisition shall be determined by an independent external appraiser jointly selected and appointed by Holding Co and Buyer pursuant to the Shareholders Agreement.
ARTICLE IX
EXPENSES AND TAX
Section 9.1    Expenses and Tax
Each Party shall bear its own expenses in negotiating and concluding this Agreement and other relevant transaction and application documents in connection with the Equity Transfer, and shall bear liability for and assume all Taxes relating to the transactions contemplated herein that it is required to pay or assume under applicable Laws.
ARTICLE X
INDEMNITY AND LIABILITY

Section 10.1    Indemnity

(a)
Seller agrees to indemnify, defend and hold Buyer, its directors, officers, employees, subsidiaries, Affiliates and the successors and assigns of any of the foregoing (“Buyer’s Indemnitees”) harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorneys’ fees), fines, penalties, judgments and amounts paid in settlement imposed on, asserted against or incurred by Buyer's Indemnitees with a value in excess of USD200,000 (collectively, “Losses”) arising from, in connection with, resulting from or incident to any matters or issues relating to the formation, activities, management or operation of the Target Company, provided that any indemnifiable Losses incurred by directors, officers or employees of Buyer shall be limited to such Losses arising from or in connection with the formation, activities, management or operation of the Target Company prior to the Closing Date. For purpose of this clause, the indemnifiable Losses include but are not limited to the following:

(i)
Any breach of any representation, warranty, covenant, obligation or agreement of Seller in this Agreement, any Schedule, or any document or agreement furnished or to be furnished by Seller or the Target Company under this Agreement, or any breach of any representation, warranty, covenant, obligation or agreement under Seller’s Guarantee Letter or the Undertaking Letter;

(ii)
Any claims, demands, lawsuits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one of the representations and warranties contained in Article V;

(iii)
Any liabilities, claims, penalties, investigations, prosecutions, proceedings or actions related to or arising from an alleged or actual violation of the Anti-Corruption Laws or export control Laws arising from or in connection with the formation, action, management or operation the Target Company prior to the Closing Date, regardless of whether any such violation has been disclosed by Seller or Mr. Lu to Buyer or its representatives;

(iv)
Any liabilities, claims, fees, costs, penalties, investigations, prosecutions, proceedings or actions related to or arising from the Target Company’s ownership, occupation, use, lease or construction on any Real Property, including but not limited to any liabilities, claims, fees, costs, penalties, investigations, prosecutions, proceedings or actions relating to the lack of proper approvals and certificates for the Leased Land;

(v)
Any compensation, wages, salaries, bonuses, overtime-work compensation, vacation pay, holiday pay, severance, profit sharing, supplemental unemployment, retirement and pension benefits, penalties or similar payments or costs relating to any employees of the Target Company or arising out of the Target Company's duties, commitments and/or obligations as an employer, on or prior to the Closing Date which arises from or is related to any claim, demand, order, action or penalty raised or imposed by a third party, including but not limited to any liabilities, claims, fees, costs, penalties, investigations, prosecutions, proceedings or actions related to or arising from the Target Company’s obligation to timely and sufficiently pay social insurance and housing funds for its employees in accordance with the applicable Laws prior to the Closing Date;

(vi)
Any and all liabilities for Taxes (including but not limited to any clawed-back Tax benefits or any unpaid or underpaid Taxes) of the Target Company or Seller as required by competent tax authority which accrues, arises, or in any way results from or determined with respect to or in any way is relating to or referenced by any period prior to the Closing Date;

(vii)	Any liabilities, claims, penalties, losses, interest payments, fees, damages, investigations, prosecutions, proceedings or actions related to or arising from any Related and Third Party Guarantees;

(viii)
Any product defect and/or product liability, in whole or in part, asserted by the relevant parties entitled to make such claim within three (3) years after the Closing Date, regardless of when a claim therefor is asserted, for products manufactured, distributed and/or sold on or prior to the Closing Date including, but not limited to, claims for personal injuries, property damage and economic loss and/or liability arising out of or related to the manufacture, distribution and/or sale of products by the Target Company or the Target Company's agents or representatives on or prior to the Closing Date;

(ix)
Any claims by employees of the Target Company for injuries sustained and/or disease incurred when working for or related to the Target Company on or prior to the Closing Date, regardless of when a claim therefor is asserted,;

(x)
The generation, transportation, placement, storage, treatment, use and/or disposal by the Target Company or any predecessor(s) of the Target Company of any Hazardous Substances, pollution, emission or wastes, as defined by applicable Laws, or other materials prior to the Closing Date at any Site, facility and/or Real Property; and

(xi)
Any liabilities, claims, penalties, investigations, prosecutions, proceedings or actions related to or arising from an alleged or actual violation of environmental Laws (including but not limited to any failure in obtaining, maintaining, filing of or renewing any EHS Permit) arising from or in connection with the formation, activities, management or operation of the Target Company prior to the Closing Date, regardless of whether any such violation has been disclosed by Seller or Mr. Lu to Buyer or its representatives.

(b)
For purpose of this Section 10.1, to the extent the value of a Loss or a series of Losses is lower than USD200,000 (including USD200,000), Seller will not be obliged to indemnify any of Buyer’s Indemnitees pursuant to this Section 10.1; however, once the aggregate amount of any Loss or any series of Losses exceeds USD200,000, Seller shall be obliged and liable to indemnity Buyer’s Indemnitees from and against the entire amount of any and all Losses (i.e., from the first dollar).

(c)
All of the representations and warranties contained in this Agreement shall survive the Closing Date and continue in full force and effect for three (3) years after the Closing Date, except that, however, representations and warranties related to intellectual property, compliance with laws, anti-corruption, environmental, employment, and taxes (under Sections 5.2(f), (j), (k), (l), (m), (r), and (s) herein) shall survive their respectively statutes of limitation under Applicable Laws.

(d)
In case any indemnifiable Losses arises, Buyer shall first deduct the amount of such Losses from any balance of the Escrow Amount in the Escrow Account (as defined under Section 3.3(b)) at the time of the Losses occurrence; provided that, if the amount of the relevant Losses is unclear to Buyer, Buyer may suspend releasing the Escrow Amount until the amount of the Losses is confirmed. If the balance of the Escrow Amount available for deduction is insufficient to cover the entire value of the indemnifiable Losses, Buyer is entitled to claim its Losses against Seller and ask Seller to indemnify Buyer from and against such Losses pursuant to Section 10.1.

Section 10.2    Defense against Third-Party Claims
In the event there is a claim or the service of a summons or other initial legal process in any action relating to this Agreement (a “Third-Party Claim”) against Seller or the Target Company which might trigger Seller’s responsibility and obligations to indemnify Buyer or Buyer’s Indemnitees under Section 10.1 of this Agreement, Buyer and Seller shall have the right at any time to be informed in advance of such Third-Party Claim, the conduct of the defense against such Third-Party Claim that will be followed, the status of the claim and any other information that relevant Party may reasonably request.
Section 10.3    No Waiver
Any remedy conferred on any Party hereto for any other Party’s breach of this Agreement (including the breach of any representations, warranties and undertakings) shall be in addition and without prejudice to all other rights and remedies available to it. No failure or delay by any Party hereto to exercise any remedy shall operate as a waiver thereof nor shall any single or partial exercise of any remedy preclude any further exercise thereof or the exercise of any other remedy.
ARTICLE XI
APPLICABLE LAW AND DISPUTE RESOLUTION
Section 11.1    Applicable Law
The formation, validity, interpretation, execution, enforcement, performance, amendment and termination of this Agreement shall be governed by the published laws of PRC (excluding the laws of Taiwan, Hong Kong and Macau).
Section 11.2    Dispute Resolution

(a)
In case of any disputes arising from or in connection with the validity, interpretation, performance, implementation or termination of this Agreement, the Parties shall try to resolve such dispute through friendly consultations.

(b)
If a dispute cannot be resolved through friendly consultations within thirty (30) days from the date a Party gives the other Party written notice of such dispute, such dispute shall be resolved exclusively by arbitration under the auspices of Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the arbitration rules of the HKIAC in force at the time of the request for arbitration.

(c)
Arbitration shall take place in Hong Kong at the HKIAC. The arbitration proceeding shall be conducted in English. The arbitral tribunal shall consist of three (3) arbitrators, with one arbitrator to be appointed by Seller, one arbitrator to be appointed by Buyer, and the third arbitrator to be appointed by the Chairman or Deputy Chairman of HKIAC. The third arbitrator cannot currently hold, or have previously held, U.S. citizenship or PRC citizenship.

(d)
The arbitration award shall be final and binding on the Parties and shall not be subject to any appeal, and the Parties shall be bound thereby and shall act accordingly. Judgment on the award of the arbitrators may be enforced by any court of competent jurisdiction. The losing Party, as determined by the arbitrators, shall pay all out-of-pocket expenses incurred by the prevailing Party (including legal fees), as determined by the arbitrators in connection with any such dispute.

ARTICLE XII
GENERAL PROVISIONS
Section 12.1    Effectiveness and Termination

(a)	This Agreement shall become effective upon execution by the authorized representatives of the Parties.

(b)	This Agreement may be terminated prior to the Closing Date under any of the following circumstances:

(i)	by unanimous consent of the Parties;

(ii)
by a non-breaching Party in case of a material breach of this Agreement, Seller’s Guarantee Letter or the Undertaking Letter that is not cured or duly remedied by a breaching Party within thirty (30) Business Days after written notice thereof from a non-breaching Party or within another period as agreed by the Parties;

(iii)	by Buyer if any part of the Seller Warranties were not true and accurate at and as of the Execution Date or become no longer true or accurate;

(iv)
by either Party on or after the expiration of nine (9) months after the Execution Date (the date when such 9 month period expires is hereinafter referred to as the “Outside Date”) if Buyer has not issued the Closing Confirmation to Seller pursuant to Section 7.2(a) prior to such Outside Date; provided, however, that if the Closing Confirmation has not been issued as a result of a breach of a representation, warranty, Transaction Document or covenant by any Party hereto, such breaching Party shall not be entitled to terminate this Agreement;

(v)
by either Party on or after the one and twentieth (120th) day after the issuance of Closing Confirmation if the New Business License has not been issued prior to such date; provided, however, that if the New Business License has not been issued as a result of a breach of a representation, warranty, Transaction Document or covenant by any Party hereto, such breaching Party shall not be entitled to terminate this Agreement; or

(vi)
by either Party, in case of a Force Majeure Event, as defined in Section 12.10 below, continues for one hundred and eighty (180) days and prevents the Parties from consummating the transactions contemplated herein.

(c)
In the event Buyer chooses to terminate this Agreement in accordance with paragraphs (ii) of Section 12.1(b), without limiting Buyer’s right to claim damages and unless otherwise agreed to by the Parties:

(i)
Seller shall be liable to indemnify and compensate Buyer, on demand, an amount equal to all actual Losses (including legal fees, professional advisors’ or consultants’ fees and other reasonable costs actually incurred) incurred by Buyer due to such termination;

(ii)	all relevant obligations of Buyer under this Agreement, including without limitations, the obligation to pay the Purchase Price, shall immediately cease and no longer be binding on Buyer; and

(iii)	any Purchase Price already paid by Buyer under this Agreement shall be immediately refunded to Buyer.

(d)
In the event Seller chooses to terminate this Agreement in accordance with paragraph (ii) of Section 12.1(b), without limiting Seller’s right to claim damages and unless otherwise agreed to by the Parties:

(i)
Buyer shall be liable to indemnify and compensate Seller, on demand, an amount equal to all actual Losses (including legal fees, professional advisors’ or consultants’ fees and other reasonable costs actually incurred) incurred by Seller due to such termination; and

(ii)	all relevant obligations of Seller under this Agreement shall immediately cease and no longer be binding on Seller.

(e)	The Parties agree that any Losses indemnifiable by either Party pursuant to Section 12.1(c) or 12.1(d) above shall not exceed USD2,000,000.

(f)
In the event this Agreement is terminated pursuant to Section 12.1(b), without prejudice to any rights and remedies available to the Parties under this Agreement or applicable Laws, the Parties shall take, or cause to be taken, all necessary actions, including but not limited to, obtaining all necessary approvals and consents from the relevant Governmental Authorities and complete all registrations with the relevant registration authorities (including but not limited to SAIC), to unwind the Equity Transfer or any other actions or transactions that have been completed pursuant to this Agreement.

(g)
Except as provide in Section 12.1(f), upon any termination of this Agreement pursuant to Section 12.1(b), no Party shall thereafter have any further liability or obligation hereunder except for liability arising for any breaches of this Agreement prior to such termination; provided, however, that Section 12.1(f) and the confidentiality obligations under Section 12.5 shall remain in full force and effect to bind the Parties.

Section 12.2    Amendment and Modification of this Agreement
No amendment or modification of this Agreement, whether by way of addition, deletion or other change of any of its terms, shall be valid or effective unless a variation is agreed to in writing and signed by authorized representatives of each of the Parties.
Section 12.3    Assignment and Succession
Unless otherwise expressly and specifically stipulated herein, the rights and obligations of each Party under this Agreement shall not be assigned to a third party without the prior written consent from the other Party; however, Buyer may assign, without prior approval from the other Party, rights and obligations of Buyer under this Agreement to one or more Affiliates directly or indirectly 100% owned by Buyer provided that such assignee assumes and accepts all the covenants and obligations of Buyer under this Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors.
Section 12.4    Severability
If one or more of the provisions of this Agreement is for any reason whatsoever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any Party. To the extent permitted by Laws, the Parties hereby waive any provision of Laws that renders any provision of this Agreement invalid or unenforceable in any respect.
Section 12.5    Confidentiality

(a)
Within five (5) years after the Closing Date, Seller shall keep confidential and shall not disclose to any person, corporation, firm or entity (excluding its legal and financial advisors) any information, documents and/or materials relating to the Target Company, except to the extent the disclosure of any such information is required by Law or a court, authorized by Buyer in writing in advance (which Buyer shall respond in writing whether it authorizes such disclosure within five (5) Business Days after receiving the notice by Seller regarding such disclosure) or reasonably occurs in connection with disputes over the terms of this Agreement, or if the relevant information has become public information prior to the disclosure pursuant to this Agreement or without Seller’s breach of this Section 12.5.

(b)
Within five (5) years after the Closing Date, Buyer shall keep confidential and shall not disclose to any third party any information relating to Seller’ prior practice of managing and operating the Target Company that was disclosed by Seller to Buyer in connection with this Equity Transfer, except to the extent disclosure of any such information (i) is required by Law or a court and is authorized by Seller in writing in advance (which Seller shall respond in writing whether it authorizes such disclosure within five (5)

Business Days after receiving the notice by Buyer regarding such disclosure, failing which Buyer shall have the right to freely disclose such information, and such authorization by Seller shall not be unreasonably rejected or delayed), (ii) is limited to a scope where the third party receiving such information has also signed a confidentiality agreement with Buyer to keep such information within the same scope confidential, (iii) is disclosed in the ordinary course of business, or (iv) if the relevant information has become public information prior to the disclosure pursuant to this Agreement or without Buyer’s breach of this Section 12.5.
Section 12.6    Language
This Agreement is written and executed in Chinese and English. Both language versions of this Agreement shall be consistent with each other, and shall have the same legal effect. In the event of a conflict between the two language versions, the Parties’ true intentions shall govern.
Section 12.7    Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. In case of any discrepancy between this Agreement and any previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of the Agreement, this Agreement shall prevail.
Section 12.8    Counterparts
This Agreement is executed and delivered in six (6) counterparts in the Chinese version and six (6) counterparts in the English version by the Parties or by their authorized representatives, each of which when executed shall be deemed to be an original.
Section 12.9    Headings
Headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
Section 12.10    Force Majeure
Subject to the terms and conditions of this Agreement, no Party will be responsible to the other Party for the non-performance of or for delay in performance occasioned by any cause that is unforeseeable and cannot be avoided or overcome (“Force Majeure Event”), including, without limitation, fires, floods, droughts, lightning, typhoons, earthquakes and other natural disasters, shipwreck, war, civil or political commotion, riots, epidemics, acts, omissions or regulations (whether of general or individual scope) of different levels of Governmental Authorities, and strikes (other than strikes affecting only employees of the Target Company). However, the non-performing Party shall use diligence in attempting to remove any such cause and shall promptly notify the other Party of the extent and probable duration of such cause. Should a Force Majeure Event last for one hundred and eighty (180) days or more, the Parties shall decide through friendly consultations whether to continue the performance of, or to terminate, this Agreement.
Section 12.11    Notice

Any notices, requests, claims, demands, instructions and other communications to be given hereunder to any Party shall be in writing and delivered in person, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission when received telephonic transmission answer back, or by electronic mail when sent to the receipient’s e-mail address, to the following addresses (or at such other address or number as is given in writing by one Party to the other pursuant hereto):

(i)	If to Seller:
KNSN Pipe & Pile Co., Ltd.

To the Attention of: Jinhong Lu
Address: No.1 Jin Xin Road, Jiang Jia Village, Lu Shan Street, Fuyang District, Hangzhou City, Zhejiang Province, China, 311407
Email: ljh@maxforklift.com
Fax: +86 (571) 6316-8089
With a copy to: Xiaofei Lu, No.1 Jin Xin Road, Jiang Jia Village, Lu Shan Street, Fuyang District, Hangzhou City, Zhejiang Province, China 311407

(ii)	If to Buyer:
Hyster-Yale Acquisition Holding Ltd

To the Attention of: Ms. Suzanne Taylor (Senior Vice President, General Counsel and Secretary)
Address: Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124
Email: suzy.taylor@hyster-yale.com
Fax: +1 (440) 449-9561
With a copy to: Liming Yuan, Jones Day Shanghai, 4th Floor, 27 Zhongshan Dong Yi Road, Shanghai 200002, China

[SIGNATURE PAGE FOLLOWS]

[Signature Page of the ETA]
IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on the date first set forth above.

KNSN PIPE & PILE CO., LTD.

By /s/ Jinhong Lu
Name: Jinhong Lu
Title: Legal Representative

HYSTER-YALE ACQUISITION HOLDING LTD

By /s/ Alfred Rankin
Name: Alfred Rankin
Title: Authorized Representative

Dated: December 6, 2017